Exhibit 2.7

ACQUISITION AGREEMENT

dated as of January 26, 2011,

among

CLEAN HARBORS, INC.,
a corporation incorporated
under the laws of Massachusetts (“Parent”),

CLEAN HARBORS INDUSTRIAL SERVICES CANADA, INC.,
a corporation incorporated
under the laws of Alberta (“Purchaser”),

and

BADGER DAYLIGHTING LTD.,
a corporation incorporated
under the laws of Alberta (“Badger”)

i

ii

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT dated as of January 26, 2011, among CLEAN HARBORS, INC., a corporation incorporated under the laws of Massachusetts, United States (“Parent”), CLEAN HARBORS INDUSTRIAL SERVICES CANADA, INC., a corporation incorporated under the laws of Alberta, Canada (“Purchaser”), and BADGER DAYLIGHTING LTD., a corporation incorporated under the laws of Alberta, Canada (“Badger”).

WHEREAS, (i) the board of directors of Parent has deemed it advisable and in the best interests of its shareholders and (ii) the board of directors of Badger has deemed it fair to the shareholders of Badger and in the best interests of Badger, upon the terms and subject to the conditions set forth herein, for Purchaser to acquire all of the outstanding common shares of Badger pursuant to the plan of arrangement provided for herein (the “Plan of Arrangement”); and

WHEREAS, in furtherance of such acquisition, the board of directors of each of Parent, Purchaser and Badger has approved the transactions contemplated by this Agreement, and Badger has agreed upon the terms and subject to the conditions set forth herein to (i) submit a special resolution, substantially in the form of Schedule B hereto (the “Arrangement Resolution”), to the holders of Badger common shares for approval, and (ii) submit the Plan of Arrangement to the Court of Queen’s Bench of Alberta for approval;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

INTERPRETATION

Section 1.1.           Definitions

In this Agreement, unless something in the subject matter or the context is inconsistent therewith:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, together with any amendments thereto and all of the regulations thereunder.

“Acquisition Proposal” means any (i) proposal or offer (written or oral) relating to any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, arrangement, recapitalization, liquidation, dissolution, share exchange, sale of assets representing 20% or more of the net income, revenues or assets of Badger and its Subsidiaries, taken as a whole (or any license, lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the net income, revenues or assets of Badger and its Subsidiaries, taken as a whole), (ii) purchase or sale of shares or other securities of Badger or any of its Subsidiaries or rights or interests therein or thereto representing 20% or more of the voting securities of Badger (in terms of number of shares or voting power) in a single transaction or series of transactions, (iii) sale of any of its Subsidiaries representing 20%

or more of the net income, revenues or assets of Badger and its Subsidiaries, taken as a whole, (iv) similar transactions involving Badger and/or any of its Subsidiaries, excluding the Arrangement and the transactions contemplated by this Agreement or any transaction to which Parent, Purchaser or an Affiliate of Parent or Purchaser is a party, (v) other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Arrangement, or (vi) proposal or offer to, or public announcement of an intention to, do any of the foregoing from any Person other than Parent, Purchaser or an Affiliate of Parent or Purchaser.

“Affiliate” has the meaning ascribed thereto in the Securities Act.

“Agreement” means this Acquisition Agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Arrangement” means the arrangement of Badger under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 hereof or Article 4 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the special resolution of the Badger Shareholders approving the Plan of Arrangement to be considered at the Badger Meeting, to be substantially in the form and content as set out on Schedule B.

“Articles of Arrangement” means the articles of arrangement of Badger in respect of the Arrangement, required by the ABCA to be sent to the Registrar after the Final Order is made.

“Badger” has the meaning ascribed thereto in the preamble to this Agreement, provided that insofar as any of the representations, warranties and other provisions of this Agreement pertaining to Badger relate to periods prior to the effective date of the Conversion on December 31, 2010, the term “Badger” shall be deemed to include Predecessor.

“Badger Amended and Restated Credit Agreement” means the amended and restated credit agreement dated as of May 9, 2008, among the Subsidiaries of Badger named therein, as Borrowers, and The Toronto-Dominion Bank, as Lender, as such agreement has been and may hereafter be amended from time to time prior to the Effective Time.

“Badger Audited Financial Statements” has the meaning ascribed thereto in Section 3.1(i)(iii).

“Badger Circular” means the notice of the Badger Meeting and accompanying Badger management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Badger Shareholders in connection with the Badger Meeting, as amended, supplemented or otherwise modified from time to time.

“Badger Common Shares” means the common shares in the capital of Badger.

“Badger Environmental Permits” has the meaning ascribed thereto in Section 3.1(v)(i)(A).

“Badger Intellectual Property Rights” has the meaning ascribed thereto in Section 3.1(t).

“Badger LTIP” means the long term incentive plan established by Badger with an effective date of December 31, 2010.

“Badger LTIP Shares” means the Badger Common Shares issued either under the Badger LTIP or upon the Conversion in exchange for Predecessor Units issued under the Predecessor LTIP.

“Badger Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with other such changes, effects, events, occurrences, states of facts or developments, is both  material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets, liabilities (including contingent liabilities), or capitalization of Badger and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any effect, event, occurrence, state of facts or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or whether there could reasonably be expected to be) a “Badger Material Adverse Effect”: (a) conditions affecting the United States or Canadian economy generally, (b) conditions generally affecting the industries in which Badger and its Subsidiaries conduct their business (and not having a disproportionate adverse effect on Badger and its Subsidiaries), (c) conditions directly caused by the actions of Parent or Purchaser or resulting from actions taken in accordance with a request or the consent of Parent made after the date hereof, (d) any change in the market price or trading volume of securities or failure by Badger to meet published securities analyst estimates (but not the underlying causes thereof), and (e) material worsening of market conditions caused by acts of terrorism or war occurring after the date hereof.

“Badger Meeting” means the special meeting of Badger Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Badger Option” means an option to purchase Badger Common Shares either (i) granted under the Badger Share Option Plan, or (ii) issued in the Conversion in exchange for an option to purchase Predecessor Units granted under the Predecessor Unit Option Plan.

“Badger Organizational Documents” has the meaning ascribed thereto in Section 3.1(b).

“Badger Performance Trust Units Plan” means the performance units trust plan of Badger.

“Badger Plans” has the meaning ascribed thereto in Section 3.1(r)(i).

“Badger Public Disclosure Record” means all documents filed on SEDAR by either Predecessor or Badger after December 31, 2007 and before the date of this Agreement.

“Badger Reports” has the meaning ascribed thereto in Section 3.1(h).

“Badger Shareholders” means the holders of Badger Common Shares.

“Badger Share Option Plan” means the share option plan established by Badger with an effective date of December 31, 2010.

“Badger Technology” has the meaning ascribed thereto in Section 3.1(t).

“Badger Termination Fee” has the meaning ascribed thereto in Section 7.4(a)(i).

“Board” and “Board of Directors” means the board of directors of Badger.

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta, Canada, or Boston, Massachusetts, United States.

“Canadian GAAP” means generally accepted accounting principles in Canada as in effect and as applicable to Badger as of December 31, 2010, consistently applied throughout the specified period and in the immediately prior comparable period, and for greater certainty is to exclude International Financial Reporting Standards (IFRS).

“Certificate” means the certificate or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement.

“Clean Team Agreement” means the Clean Team Nondisclosure Agreement dated as of January 26, 2011, between Parent, Badger and the Clean Team Participants thereunder.

“Closing Conditions” has the meaning ascribed thereto in Section 2.4(a).

“Closing Date” has the meaning ascribed thereto in Section 2.4(a).

“commercially reasonable efforts” means, with respect to any Party, the agreement of such Party to cooperate and to use its reasonable efforts consistent with commercial practice without (a) payment or incurrence of any liability or obligation, other than reasonable expenses, or (b) the requirement to engage in litigation.

“Competition Act” means the Competition Act (Canada), as amended from time to time and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the letter agreement dated October 25, 2010 between Parent and Predecessor relating primarily to the provision, subject to the terms and conditions therein specified, of confidential information of Predecessor and Badger to Parent.

“Contract” means any contract, agreement, option, entitlement, license, franchise, lease, arrangement, commitment (contingent or otherwise), understanding or other right or obligation (written or oral) to which Badger or any of its Subsidiaries is a party or by which Badger or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Conversion” means the conversion effective December 31, 2010 of Predecessor into Badger in accordance with a plan of arrangement which became effective as of that date.

“Court” means the Court of Queen’s Bench of Alberta.

“Disclosure Letter” means the letter of disclosure dated as of the date of this Agreement and signed by one or more officers of Badger and delivered to Parent.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Environment” means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource.

“Environmental Laws” means all applicable Laws relating to public health and safety, noise control, pollution or the protection or preservation of the Environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release or remediation of Hazardous Substances, including civil responsibility for acts or omissions with respect to the Environment, and all Permits issued pursuant to such Laws.

“Environmental Reports” has the meaning ascribed thereto in Section 3.1(v)(ii).

“Expense Reimbursement Costs” means and includes all documented, out of pocket expenses incurred in connection with the acquisition contemplated by this Agreement, including without limitation all attorneys, accountants, consultants, experts and investment banking fees and expenses incurred by a Party to this Agreement or any of its Affiliates in connection with or relating to the preparation, authorization, negotiation, execution and/or performance of this Agreement and the transactions contemplated thereby, including the financing thereof.

“Fairness Opinion” means the opinion of Cormark Securities Inc. to the effect that, as of the date of such opinion, the consideration under the Arrangement is fair, from a financial point of view, to the Badger Shareholders.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Franchise Laws” has the meaning ascribed thereto in Section 3.1(s)(i).

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau, Crown corporation, stock exchange or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, regulated, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or the Environment or worker or public health and safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time and the rules and regulations promulgated thereunder.

“including” means including without limitation, and “include” and “includes” have a corresponding meaning.

“Indebtedness” means, without duplication, with respect to any Person (a) every obligation of such Person for borrowed money, secured or unsecured, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every obligation of such Person under purchase money mortgages, conditional sale agreements or other similar instruments relating to purchased property or assets, (d) every capitalized lease obligation of such Person, (e) every obligation of such Person under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (f) every obligation of the type referred to above of any other Person, the payment of which such first Person has guaranteed or for which such first Person is otherwise responsible or liable.

“Interim Order” means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.2.

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the TSX and the NYSE), and the term “applicable” with respect to such Laws (including Environmental Laws and Securities Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.

“Lease Documents” has the meaning ascribed thereto in Section 3.1(n)(ii).

“Leased Properties” has the meaning ascribed thereto in Section 3.1(n)(ii).

“Legal Actions” has the meaning ascribed thereto in Section 3.1(l).

“Lien” means any hypothecation, mortgage, lien, charge, security interest, pledge, claim, encumbrance or adverse right or claim.

“Marketing or Franchise Document” has the meaning ascribed thereto in Section 3.1(s)(i).

“Material Contracts” has the meaning ascribed thereto in Section 3.1(p)(i)(J).

“material fact” has the meaning ascribed thereto in the Securities Act.

“MD&A” has the meaning ascribed thereto in Section 3.1(h).

“NYSE” means the New York Stock Exchange.

“Operating Partner” has the meaning ascribed thereto in Section 3.1(s)(i).

“Original Closing Date” has the meaning ascribed thereto in Section 2.4(a).

“Outside Date” means May 31, 2011, subject to the right of either Parent or Badger to postpone the Outside Date for up to an additional 60 days (in 30-day increments) after the Original Closing Date if the Regulatory Approvals have not been obtained but have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Eastern time) on the date that is not less than five (5) Business Days prior to the original Outside Date (and any such subsequent Outside Date), or such later date as may be agreed to in writing by the Parties; provided that notwithstanding the foregoing, a Party will not be permitted to postpone the Outside Date if the failure to obtain a Regulatory Approval is materially the result of such Party’s failure to comply with its covenants under this Agreement.

“Owned Real Properties” has the meaning ascribed thereto in Section 3.1(n)(i).

“Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Parent Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other employee or director compensation or benefit plans, policies, agreements or arrangements which are maintained by or binding upon Parent or any of its Subsidiaries or in respect of which Parent or any of its Subsidiaries has any actual or potential liability and with all applicable Laws relating thereto.

“Parent Termination Fee” has the meaning ascribed thereto in Section 7.4(c).

“Parties” means, collectively, Parent, Purchaser and Badger, and “Party” means any of them.

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration, flagging or other authorization of and from any Governmental Entity.

“Permitted Liens” means, in respect of any property or asset of Badger and its Subsidiaries at any time, any one or more of the following:

(a)   Liens for current Taxes and assessments not yet due and payable or Liens for income and similar taxes that are being contested in good faith and for which Badger has made adequate provision in accordance with Canadian GAAP;

(b)   inchoate mechanics’ and materialmen’s Liens for construction in progress which have not at such time been filed and which do not secure Indebtedness;

(c)   to the extent such Liens would not reasonably be expected to have a Badger Material Adverse Effect, (i) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Badger or a Subsidiary thereof consistent with past practice, and (ii) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to materially interfere with the conduct of the business of Badger or a Subsidiary thereof;

(d)   rights reserved to or vested in any Governmental Entity by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation or condemnation, or to require annual or other payments as a condition to the continuance thereof;

(e)   security given by such Person to a public utility or any Governmental Entity, when required by such utility or Governmental Entity in connection with the operations of such Person, in the ordinary course of business of Badger or a Subsidiary thereof;

(f)    the reservations, limitations, exceptions, provisos and conditions, if any, expressed in the original grant from the Crown, including the reservation for mines and minerals in the Crown or in any other Person;

(g)   the security interests arising pursuant to the Badger Amended and Restated Credit Agreement;

(h)   assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of realty leases and Liens, rights and reversions reserved in any realty lease for rent, leasehold improvements or for compliance with the terms of such realty lease; and

(i)    the interests of lessors under leases.

“Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, Governmental Entity or any other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A and any amendments or variations thereto made in accordance with Section 8.3 hereof or Article 4 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Post-Signing Returns” has the meaning ascribed thereto in Section 7.10(a).

“Pre-Acquisition Transaction” has the meaning ascribed thereto in Section 5.2(a).

“Predecessor” means Badger Income Fund, a limited purpose trust established under the laws of the Province of Alberta, which prior to December 31, 2010 conducted the business of Badger.

“Predecessor LTIP” means the long term incentive plan of Predecessor.

“Predecessor Financial Statements” has the meaning ascribed thereto in Section 3.1(i)(i).

“Predecessor Interim Financial Statements” has the meaning ascribed thereto in Section 3.1(i)(i).

“Predecessor Performance Trust  Units Plan” means the performance units trust plan of Predecessor.

“Predecessor Units” means the trust units of Predecessor.

“Predecessor Unit Option Plan” means the unit option plan of Predecessor.

“Predecessor Year-End Financial Statements” has the meaning ascribed thereto in Section 3.1(i)(i).

“Properties” has the meaning ascribed thereto in Section 3.1(n)(ii).

“Purchaser” has the meaning ascribed thereto in the preamble to this Agreement.

“Registrar” means the Registrar of Corporations appointed pursuant to Section 263 of the ABCA.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required to consummate the Plan of Arrangement, including those set forth in Schedule C.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.

“Required Vote” has the meaning ascribed thereto in Section 2.3(b).

“Response Period” has the meaning ascribed thereto in Section 7.3(a)(ii).

“Returns” means all returns, reports, declarations, elections, designations, notices, filings, information returns and statements including all amendments, schedules, attachments or supplements thereto, whether tangible, electronic or other form, filed or required to be filed in respect of Taxes.

“SEDAR” means the System for Electronic Document Analysis and Retrieval available at www.sedar.com.

“Securities Act” means the Securities Act (Alberta) and the rules, regulations and published policies and instruments made thereunder.

“Securities Authorities” means the applicable Canadian and United States federal, provincial and state securities commissions, securities exchanges and other securities regulatory authorities.

“Securities Laws” means all applicable Canadian and United States federal, provincial and state securities laws, rules and regulations and published policies and instruments thereunder and all applicable rules of the TSX and the NYSE.

“Subsidiary” means, with respect to a specified Person, any Person of which at least 50% of the voting power ordinarily entitled to elect a majority of the board of directors or other managers thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified Person and includes any Person over which such specified Person exercises direction or control or which is in a like relation to a Subsidiary.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal  made after the date hereof in accordance with the terms of this Agreement by a third party with whom Badger and its Subsidiaries deal at arm’s length (as such term is interpreted for purposes of the Tax Act) (i) that relates to not less than 66 2/3% of the outstanding Badger Common Shares or not less than 100% of the assets of Badger and its Subsidiaries taken as a whole, (ii) that is reasonably capable of being completed without undue delay, taking into account to the extent considered appropriate by the Board, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal, (iii) which the Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions more favourable from a financial point of view to the Badger Shareholders than those contemplated by this Agreement (including any amendments to this Agreement agreed to in writing by Parent in accordance with Section 7.3), (iv) for which financing, to the extent required, is then committed, and (v) is not subject to a due diligence condition.

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder as now in effect and as may be amended from time to time prior to the Effective Time.

“Taxes” means (a) all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity or payable under any Laws, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance, workers’ compensation and Canada, Québec and other governmental pension plan premiums or contributions; and (b) any liability for the payment of any amounts of the type described in clause (a) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

“Transaction Resolution” has the meaning ascribed thereto in Section 5.2(b).

“TSX” has the meaning ascribed thereto in Section 2.8.

Section 1.2.           Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

Section 1.3.           Interpretation

In this Agreement words importing the singular number include the plural and vice versa, and words importing any gender include both genders and neuter.  The term “third party” means any Person other than Badger, Parent, Purchaser or any of their respective Affiliates.

Section 1.4.           Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action will be required to be taken on the next day which is a Business Day.

Section 1.5.           Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

Section 1.6.           Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

Section 1.7.           Knowledge

In this Agreement, references to “the knowledge of Badger” means the actual knowledge, after reasonable inquiry, of the President and Chief Executive Officer and the Chief Financial Officer of Badger.

Section 1.8.           Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A    -    Plan of Arrangement

Schedule B    -    Special Resolution of the Badger Shareholders

Schedule C    -    Regulatory Approvals

ARTICLE II.

THE ACQUISITION

Section 2.1.           Arrangement.

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

Section 2.2.           Implementation Steps by Badger

Badger covenants in favour of Parent and Purchaser that Badger will:

(a)   subject to the terms of this Agreement, as soon as reasonably practicable, but in any event not later than March 18, 2011 or such other date as is agreed to by Parent, apply in a manner reasonably acceptable to Parent under Section 193 of the ABCA for the Interim Order;

(b)   subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, but in no event later than April 30, 2011 or such other date as is agreed to by Parent, convene and hold the Badger Meeting for the purpose of considering the Arrangement Resolution;

(c)   subject to the terms of this Agreement and subject to Section 7.2(d) and Section 7.3(a), not postpone or adjourn (other than a postponement or adjournment not exceeding five Business Days for the purpose of attempting to obtain the Required Vote) or cancel the Badger Meeting without Parent’s prior written consent, except as required for quorum purposes, to comply with requirements of applicable Law (including any disclosure obligations under applicable Laws provided that Badger uses all reasonable efforts to comply with such Laws in a timely manner);

(d)   subject to the terms of this Agreement, use commercially reasonable efforts to solicit from holders of Badger Common Shares proxies in favour of the approval of the

Arrangement Resolution including, without limitation, (i) using, if requested by Parent, one or more proxy solicitation services requested by Parent and at Parent’s expense and (ii) co-operating with Persons engaged by Parent to solicit proxies in favour of the Arrangement Resolution;

(e)   subject to the terms of this Agreement and obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(f)    subject to obtaining the Final Order and in accordance with Section 2.4, file the Articles of Arrangement and such other documents as may be required in connection therewith under the ABCA to give effect to the Arrangement.

Section 2.3.           Interim Order

The notice of motion for the application referred to in Section 2.2(a) will request that the Interim Order provide:

(a)   for the class of persons to whom notice is to be provided in respect of the Arrangement and the Badger Meeting and for the manner in which such notice is to be provided;

(b)   that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution will be 66 2/3 % of the votes cast on the Arrangement Resolution by Badger Shareholders present in person or represented by proxy at the Badger Meeting (such approval described in this Section 2.3(b), the “Required Vote”);

(c)   that the terms, restrictions and conditions of the by-laws and articles of Badger, including quorum requirements and all other matters, will apply in respect of the Badger Meeting;

(d)   for the notice requirements with respect to the presentation of the application to the Court for a Final Order;

(e)   that the Badger Meeting may be adjourned or postponed from time to time by Badger without the need for additional approval of the Court; and

(f)    confirmation of the record date for purposes of determining the Badger Shareholders entitled to receive materials and vote at the Badger Meeting in accordance with the Interim Order.

Section 2.4.           Closing; Articles of Arrangement

(a)   Unless the Parties shall otherwise unanimously agree in writing, the closing of the transactions contemplated hereby and by the Arrangement will take place at 10:00 a.m. (Eastern Time) on a date (the “Closing Date”) determined in accordance with this Section 2.4(a) at the Calgary, Alberta offices of Gowling Lafleur Henderson LLP, 1400 Scotia Centre, 700-2nd Street S.W., Calgary, Alberta, Canada. Subject to satisfaction or, where permitted, waiver of the conditions to the respective obligations of the Parties set forth in Article VI (the “Closing Conditions”), the Closing Date shall, unless the Parties shall otherwise unanimously agree in writing, be the first Friday which shall occur on or following the last of (i) April 29, 2011 (the “Original Closing Date”), (ii) the satisfaction or waiver (subject to applicable Laws) of all of the Closing Conditions excluding conditions that, by their terms, cannot be satisfied until the Closing Date, and provided that such date shall not be later than the Outside Date, and (iii) in the event either Badger or Parent shall have postponed the Outside Date in accordance with the definition of such term, such date (which shall be not later than the Outside Date as so postponed) as shall be specified by the Party which postponed the Outside Date in a written notice given to the other Parties no later than 5:00 p.m. (Eastern time) on a date that is at least five (5) Business Days prior to the Closing Date as so determined.

(b)   If the Arrangement closes on either the Original Closing Date or another Closing Date pursuant to the terms of this Agreement, the Articles of Arrangement will on that date be filed with the Registrar and, upon the issuance of a Certificate by the Registrar, the Articles of Arrangement will implement the Plan of Arrangement as of the Effective Time. As of the Effective Time, each Badger Share outstanding immediately prior to the Effective Time will be acquired by Purchaser and the Badger Options will be redeemed for cancellation on the terms provided in the Plan of Arrangement, and the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Laws, including the ABCA.

Section 2.5.           Circular

Subject to compliance with Section 2.6, as promptly as reasonably practicable after the execution and delivery of this Agreement, Badger will prepare the Badger Circular together with any other documents required by the ABCA, Securities Laws or other applicable Laws in connection with the Badger Meeting required to be filed or prepared by Badger, and, subject to Section 2.6(b), as promptly as is reasonably practicable after the execution and delivery of this Agreement, Badger will, unless otherwise agreed by the Parties, cause the Badger Circular and other documentation required in connection with the Badger Meeting to be sent to the Badger Shareholders and filed as required by the Interim Order and applicable Laws.  The Badger Circular will include (i) the recommendation of the Board that the Badger Shareholders vote in favour of the Arrangement Resolution unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement and (ii) a copy of the Fairness Opinion.

Section 2.6.           Preparation of Filings

(a)   The Parties will co-operate in the preparation of any application for the Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by the Parties to be necessary to discharge their respective obligations or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

(b)   The Parties will co-operate in the preparation, filing and mailing of the Badger Circular.  Badger will provide Parent and its representatives with a reasonable opportunity to review and comment on the Badger Circular, including by providing on a timely basis a description of any information required to be supplied by Parent for inclusion in the Badger Circular, prior to its mailing to Badger Shareholders and filing in accordance with the Interim Order and applicable Laws.  Parent and Purchaser acknowledge that whether or not such comments are appropriate or any revisions will be made as a result thereof to the Badger Circular will be determined solely by Badger acting reasonably.

(c)   Badger will ensure that the Badger Circular complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Badger Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by Parent, Purchaser or their Affiliates).  Badger will promptly inform Parent of any requests or comments made by Securities Authorities in connection with the Badger Circular.

(d)   Parent will furnish to Badger such information concerning Parent, Purchaser or their Affiliates as may be reasonably required by Badger in the preparation of the Badger Circular and other documents related thereto, and Parent will ensure that the information supplied by it for inclusion in the Badger Circular will, at the time of the mailing of the Badger Circular, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they are made.

(e)   Each of the Parties will, in the case of Badger only with respect to Badger and in the case of Parent and Purchaser only with respect to Parent and Purchaser, promptly notify the other if at any time before the Effective Time it becomes aware that the Badger Circular, an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or of information that otherwise requires an amendment or supplement to the Badger Circular, such application, registration statement, circular or filing, and the Parties will co-operate in the preparation of such amendment or supplement as required, including the distribution and filing of such amendment or supplement by Badger.

(f)    Badger will advise Parent as Parent may reasonably request and at least on a daily basis on each of the last seven Business Days prior to the Badger Meeting, as to the aggregate tally of the proxies received by Badger (including voting reports prepared by Broadridge) in respect of the Arrangement Resolution and any other matters to be considered at the Badger Meeting.

(g)   Badger will give notice to Parent of the Badger Meeting and allow Parent’s representatives and legal counsel to attend the Badger Meeting.

Section 2.7.           Court Proceedings

Badger will provide Parent and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by Parent for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of Parent and its legal counsel.  In addition, Badger will not object to legal counsel to Parent making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Badger is advised of the nature of any submissions on a timely basis prior to the hearing.  Badger will also provide legal counsel to Parent on a timely basis with copies of any notice of appearance and evidence served on Badger or its legal counsel in respect of the application for the Final Order or any appeal therefrom.  Except as required by applicable Laws, Badger will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Parent’s prior written consent, such consent not to be unreasonably withheld or delayed; provided that nothing herein will require Parent to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Parent’s or Purchaser’s obligations set forth in any such filed or served materials.

Section 2.8.           Public Communications

Badger and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Arrangement.  Neither Badger nor Parent will issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed); Badger will not make any filing with any Governmental Entity or with the Toronto Stock Exchange (the “TSX”) with respect thereto without prior consultation with Parent; and Parent will not make any filing with any Governmental Entity or with any stock exchange with respect thereto without prior consultation with Badger.  However, the foregoing provisions of this Section 2.8 will be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making any such disclosure or filing will use its commercially reasonable efforts to give prior written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and, if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BADGER

Section 3.1.           Representations and Warranties

Contemporaneously with the execution and delivery of this Agreement, Badger is delivering to Parent the Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify or supplement, as applicable, the representations and warranties of Badger contained in this Agreement.  Badger will not be in breach of this Agreement as a result of a representation or warranty being inaccurate or incomplete if, by virtue of any disclosure in any part of the Disclosure Letter or of this Agreement, the true facts with respect to the representation or warranty have been disclosed with particularity and the relevant facts are described in reasonable detail.  Badger represents and warrants to and in favour of Parent and Purchaser as follows and acknowledges that Parent and Purchaser are relying upon such representations and warranties in connection with entering into this Agreement:

(a)   Board Approval.  As of the date hereof, the Board, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is fair to the Badger Shareholders and is in the best interests of Badger and has resolved unanimously to recommend to the Badger Shareholders that they vote their Badger Common Shares in favour of the Arrangement.  The Board has received the Fairness Opinion and such opinion has not been withdrawn, amended, modified or rescinded.

(b)   Organization and Qualification.

(i)            Badger and each of its Subsidiaries is a corporation duly incorporated, continued or amalgamated or an entity duly created and validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or creation and has the requisite corporate or other power and authority to own its assets as now owned and to carry on its business as it is now being conducted.  Badger and each of its Subsidiaries is duly registered or otherwise authorized to do business and in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such registration necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect or prevent or materially delay the Arrangement.  Correct, current and complete copies of the articles of incorporation, continuance or amalgamation and by-laws (or the equivalent organizational documents), each as amended to date, of Badger and each of its Subsidiaries listed in Section 3.1(g) of the Disclosure Letter (collectively, the “Badger Organizational Documents”) have been made available to Parent and its advisors.

(ii)           Prior to its dissolution effective on January 1, 2011 in connection with the Conversion, Predecessor was a limited purpose trust duly created and validly existing under the laws of Alberta, and had the requisite power and authority to own its assets as then owned and to carry on its business as then being conducted.  Upon the Conversion, all assets, liabilities and business of Predecessor were validly conveyed to Badger.

(c)   Authority Relative to this Agreement.  Badger has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement by Badger and the consummation by Badger of the transactions contemplated by this Agreement have been duly authorized by the Board, and no other corporate proceedings on the part of Badger are necessary to authorize the execution and delivery by it of this Agreement or any agreement ancillary hereto and the consummation by it of the transactions contemplated hereby and thereby, subject, in the case of completion of the Arrangement, to the receipt of the Required Vote and approval by the Court.  This Agreement has been duly executed and delivered by Badger and constitutes a legal, valid and binding obligation of Badger enforceable against Badger in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(d)   No Violations.  Neither the execution and delivery of this Agreement by Badger, nor the consummation of the Arrangement by Badger, nor compliance by Badger with any of the provisions hereof will:

(i)            except as set forth in Section 3.1(d) of the Disclosure Letter and except where it would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect, violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which with or without notice or lapse of time or both, would constitute a default) under, or result in granting to a third party a right to reduce fees or other payments to Badger or any of its Subsidiaries under, or result in granting to a third party a right of first refusal, first opportunity, or other right or option to acquire properties or assets of Badger or any of its Subsidiaries under, or grant to a third party a right to force Badger or any of its Subsidiaries to purchase one or more assets under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Badger or any of its Subsidiaries or cause any Indebtedness of Badger or any of its Subsidiaries to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Badger or any of its Subsidiaries under, any of the terms, conditions or provisions of (A) the respective charters or by-laws or other comparable organizational documents of Badger and its Subsidiaries or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, or other Contract to which Badger or any of its Subsidiaries is a party or to which Badger or any of its Subsidiaries, or any of their respective properties or assets may be subject or by which Badger or any of its Subsidiaries is bound; or

(ii)           subject to obtaining the Regulatory Approvals and the Required Vote and compliance with the Interim Order and any approvals required thereunder, the Final Order and filings with the Registrar and compliance with any applicable Securities Laws, (A) violate in any material respect any Law applicable to Badger or any of its Subsidiaries or any of their respective properties or assets, or (B) cause the suspension or revocation of any material Permit currently in effect.

(e)   Capitalization.

(i)            The authorized share capital of Badger consists of an unlimited number of Badger Common Shares. As of the close of business on January 25, 2011, there were issued and outstanding: (A)  10,813,631 Badger Common Shares and (B) Badger Options to acquire up to 768,280 Badger Common Shares under the Badger Share Option Plan as described in Section 3.1(e) of the Disclosure Letter. There are no other options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Badger of any shares of Badger (including Badger Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Badger (including Badger Common Shares).

(ii)           All outstanding Badger Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Badger Common Shares issuable upon exercise of rights under the Badger Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable.  All of the outstanding securities of Badger (including the Badger Common Shares and the Badger Options) have been issued in compliance, in all material respects, with all applicable Securities Laws.

(iii)          Other than the Badger Options, there are no securities of Badger or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Badger Shareholders on any matter.  Except as contemplated by the Plan of Arrangement, there are no outstanding contractual or other obligations of Badger to (A) repurchase, redeem or otherwise acquire any of its securities, or (B) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any Person, other than a wholly-owned Subsidiary of Badger.

(f)    Reporting Status and Securities Laws Matters.  Badger is a “reporting issuer” under the applicable Securities Laws of British Columbia, Alberta, Ontario and Quebec and is not on any list of reporting issuers in default under the applicable Securities Laws of such Provinces and is in compliance in all material respects with all applicable Securities Laws of such Provinces.  No delisting of, suspension of trading in or cease trading order is in effect under any applicable Securities Laws with respect to any securities of Badger and, to the knowledge of Badger, no inquiry or investigation (formal or informal) of any Securities Authority is ongoing or expected to be implemented or undertaken with respect to Badger.  No Subsidiary of Badger is subject to the continuous disclosure requirements under any Securities Laws.

(g)   Ownership of Subsidiaries.  Section 3.1(g) of the Disclosure Letter sets forth a complete and accurate list and/or chart of all Subsidiaries owned, directly or indirectly, by Badger.  All of the outstanding shares of capital and other ownership interests in each of Badger’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable.  Except pursuant to restrictions on transfer contained in constating documents or pursuant to existing financing arrangements involving Badger or its Subsidiaries, all of such shares and other ownership interests are owned directly or indirectly by Badger free and clear of all Liens other than Permitted Liens and subject to no proxy, voting trust or other agreement relating to voting, and there are no outstanding Contracts regarding the right or obligation to acquire any such shares or other ownership interests in or real properties of any of Badger’s Subsidiaries.  There are no outstanding contractual or other obligations of any Subsidiaries of Badger to (i) repurchase, redeem or otherwise acquire any of their respective securities or with respect to the voting or disposition of any outstanding securities of any Subsidiaries of Badger, or (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any Person, other than a wholly-owned Subsidiary of Badger.

(h)   Predecessor and Badger Reports.  Since December 31, 2007, Predecessor and Badger have filed each report or proxy or informational statement required to be filed by them with the Canadian Securities Authorities (collectively, including any other reports filed with the Canadian Securities Authorities subsequent to the date hereof and as amended, the “Badger Reports”), including Predecessor’s audited annual financial statements for the year ended December 31, 2009, and unaudited financial statements for the nine months ended September 30, 2010, and related management’s discussion and analysis (“MD&A”) (including exhibits, annexes and any amendments thereto).  The Badger Reports are publicly and freely available on SEDAR, or copies thereof have otherwise been, or for Badger Reports filed after the date hereof will otherwise be, provided to Parent.  The Badger Reports, at the time filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), complied, and each Badger Report filed subsequent to the date hereof will comply, in all material respects with the requirements of applicable Securities Laws and did not, and will not, at the time furnished or filed, contain any material misrepresentation (as defined in the Securities Laws, as applicable) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements, therein, in light of the circumstances under which they were made, not misleading.

(i)    Predecessor and Badger Financial Statements.

(i)            Predecessor’s audited consolidated financial statements as at December 31, 2009 and 2008 and for the fiscal years then ended (the “Predecessor Year-End Financial Statements”), and Predecessor’s unaudited quarterly financial statements as of September 30, 2010 and for the nine months then ended (the “Predecessor Interim Financial Statements,” and together with the Predecessor Year-End Financial Statements, the “Predecessor Financial Statements”), including the notes thereto and related MD&A, included in the Badger Reports, and all other financial statements of Predecessor and its Subsidiaries included or incorporated by reference in information circulars, forms, reports, statements, prospectuses and other documents filed or issued since December 31, 2007, were prepared in accordance with Canadian GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Predecessor’s independent auditors, and (B) in the case of unaudited interim consolidated financial statements, subject to normal period-end adjustments and the omission of notes which are not required to be included in such unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Predecessor and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments) and reflect reserves required by Canadian GAAP in respect of all material contingent liabilities, if any, of Predecessor and its Subsidiaries on a consolidated basis.  There were no material changes in Predecessor’s accounting policies, except as described in the notes to the Predecessor Financial Statements, since December 31, 2008.

(ii)           The Conversion will be accounted for on a continuity of interest basis in accordance with Canadian GAAP consistently applied, and the Conversion will not result in a Badger Material Adverse Effect or any material adverse change relating to the assets, liabilities (including contingent liabilities) or capitalization of Badger from those described in the Predecessor Interim Financial Statements.

(iii)          On or prior to March 30, 2011, Badger shall file on SEDAR Badger’s audited consolidated financial statements (which shall include consolidated financial information for Predecessor and its Subsidiaries for periods prior to December 31, 2010) as at December 31, 2010 and 2009 and for the fiscal years then ended, including the notes thereto (collectively, the “Badger Audited Financial Statements”).  By not later than March 15, 2011, Badger will deliver to Parent a draft of the Badger Audited Financial Statements in substantially final form.  The Badger Audited Financial Statements will be prepared in accordance with Canadian GAAP consistently applied (except as otherwise indicated in such financial statements and the notes thereto) and will fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Badger and its Subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by Canadian GAAP in respect of all material contingent liabilities, if any, of Badger and its Subsidiaries on a consolidated basis.

(j)    Books, Records and Disclosure Controls.

(i)            The records, systems, controls, data and information of Badger and each of its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Badger or such Subsidiary, except for any non-exclusive ownership or non-direct control that would not have a material adverse effect on the system of internal accounting control described in the following sentence.  The statements in the certificates included in the Badger Reports of Badger’s chief executive officer and chief financial officer relating to the internal control over financial reporting maintained by Badger and its Subsidiaries as being sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for Badger and its Subsidiaries in accordance with Canadian GAAP are true and complete.

(ii)           Badger’s and each of its Subsidiaries’ corporate records and minute books have been maintained in material compliance with applicable Laws and are complete and accurate in all material respects.

(k)   Absence of Certain Changes.  Since September 30, 2010, (i) Predecessor, Badger and each of their Subsidiaries have conducted their respective business in the ordinary course of business consistent with past practice, and (ii) there has been no Badger Material Adverse Effect.  Neither Badger nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), including any Contract to create, assume or issue any bond, debenture, note or other similar instrument or any Contract providing for the guarantee, indemnification, assumption or endorsement or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or Indebtedness of any other Person, which is (A) material to Badger and its Subsidiaries, taken as a whole, and (B) required by Canadian GAAP to be set forth in a consolidated balance sheet of Predecessor or Badger and their respective Subsidiaries or in the notes thereto, but has, individually or in the aggregate, not been reflected in the consolidated balance sheet of Predecessor and its Subsidiaries dated September 30, 2010 forming part of the Predecessor Interim Financial Statements, including the notes thereto, and the related MD&A filed under the Securities Laws, other than liabilities, indebtedness or obligations incurred by Predecessor, Badger and their Subsidiaries in the ordinary course of business since September 30, 2010.

(l)    Litigation.  Except as set forth in Section 3.1(l) of the Disclosure Letter, there are no material claims, actions, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations (collectively, “Legal Actions”) pending or, to the knowledge of Badger, threatened, affecting Badger or any of its Subsidiaries or any of their respective properties or assets at law or in equity before or by any Governmental Entity or against any current or former director or officer of Predecessor, Badger or any of their Subsidiaries in their capacities as directors or officers of Predecessor, Badger or any of their Subsidiaries.  Neither Badger nor any of its Subsidiaries nor any of their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree which would, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

(m)  Taxes.

(i)            Predecessor, Badger and each of their Subsidiaries have (A) duly and timely filed, or caused to be filed with all the appropriate Tax authorities, all Returns required to be filed by it prior to the date hereof, and all such Returns are true and correct in all material respects; (B) paid to the appropriate Tax authority on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes the failure to pay which would not, individually or in the aggregate, reasonably be expected to have, a Badger Material Adverse Effect; (C) duly and timely withheld, or caused to be withheld, all Taxes and other amounts required by Law to be withheld by any of them (including Taxes and other amounts required to be withheld by any of them in respect of any amount paid or credited or deemed to be paid or credited by any of them for the account of any Person, including any employees, officers or directors and any non-resident Person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes and other amounts required by Law to be remitted by any of them, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect; and (D) duly and timely collected, or caused to be collected, all Taxes required by Law to be collected by any of them and duly and timely remitted to the appropriate Tax authority, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

(ii)           The unpaid Tax liability of Predecessor and its Subsidiaries did not, as of the date of the Predecessor Interim Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in the Predecessor Interim Financial

Statements, and Taxes payable by Badger and its Subsidiaries through the Closing Date will not exceed such reserves as adjusted through the Closing Date in accordance with the past custom and practices of Predecessor, Badger and their Subsidiaries in filing their Returns.

(iii)          Except as set forth in Section 3.1(m)(iii) of the Disclosure Letter, no deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes have been asserted which remain unresolved at the date hereof, and no action, audit, investigation or proceeding for assessment, reassessment or collection of Taxes has been taken, asserted, or to the knowledge of Badger, threatened, against Predecessor or Badger or any of their Subsidiaries or any of their respective assets, except, in each case, as disclosed or provided for in the Disclosure Letter.

(iv)          There are no outstanding elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Return or any payment of any Taxes by, Predecessor, Badger or any of their Subsidiaries.

(v)           Badger is a “taxable Canadian corporation” as defined in the Tax Act.

(vi)          There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Badger and its Subsidiaries.

(vii)         Neither Badger nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among Badger and its Subsidiaries and other than customary Tax indemnifications contained in credit or loan agreements or other transactions entered into in the ordinary course), and neither Badger nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Badger and its Subsidiaries) as a transferee or successor, by contract, or otherwise.

(n)   Property.

(i)            Each parcel of real property currently owned by, and material to the operations of, Badger or any of its Subsidiaries (collectively, the “Owned Real Properties”) is described in Section 3.1(n)(i) of the Disclosure Letter.  Badger or its applicable Subsidiary as set out in Section 3.1(n)(i) of the Disclosure Letter owns good and marketable fee simple title to the Owned Real Properties, free and clear of all Liens, other than Permitted Liens.  None of the Owned Real Properties is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Badger, has any such condemnation, expropriation or taking been proposed.  None of Badger or any of its Subsidiaries is in violation of any covenant, or not in compliance with any condition, restriction, zoning or land use Law or Permitted Lien, affecting any Owned Real Properties which violations or non-compliances would, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

(ii)           Each parcel of real property currently leased or subleased by, and material to the operations of, Badger or any of its Subsidiaries from a third party (collectively, the “Leased Properties” and together with the Owned Real Properties, the “Properties”) is set forth in Section 3.1(n)(ii) of the Disclosure Letter identifying the name of the entity (i.e., Badger or its Subsidiary) holding such leasehold interest and the documents under which such leasehold interests are held (collectively, the “Lease Documents”).  Badger or its applicable Subsidiary holds good and valid leasehold interests in the Leased Properties, free and clear of all Liens other than Permitted Liens and the Lease Documents.  Each of the Lease Documents is valid, binding and in full force and effect as against Badger or its Subsidiaries and, to the knowledge of Badger, as against the other party thereto.  None of Badger or any of its Subsidiaries and, to the knowledge of Badger, any of the other parties to the Lease Documents, is in breach or violation or default (in each case, with or without notice or lapse of time or both) under any of the Lease Documents which breach, violation or default would, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect, and none of Badger or any of its Subsidiaries has received or given any notice of default under any such agreement which remains uncured which would, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.  To the knowledge of Badger, neither Badger nor any of its Subsidiaries is in violation of any covenant, or not in compliance with any condition, restriction, zoning or land use Law or Permitted Lien, affecting any Leased Properties which violations or non-compliances would, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

(iii)          Each of Badger and its Subsidiaries has good and sufficient title to such other real property interests, licenses, easements and rights of way permitting the use of land or premises by Badger and its Subsidiaries, necessary to permit the operation of their current businesses, as they are now being conducted, except for such failure of title in respect of such other real property interests, licenses, easements and rights of way as would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

(iv)          The Properties and all buildings and improvements thereon are in good operating condition and repair, subject to normal wear and tear.  To the knowledge of Badger, there are no latent defects affecting any Property or the buildings or improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

(o)   Personal Property.  Badger and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, or license to, all personal property owned, used or held for use by them, except as would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.  Neither Badger’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

(p)   Contracts.

(i)            Section 3.1(p) of the Disclosure Letter contains a list of the following Contracts, correct, current and complete copies of which have been provided to Parent:

(A)          any lease of real property by Badger or any of its Subsidiaries, as tenant, with third parties providing for annual rentals of $250,000 or more;

(B)           any Contract under which Badger or any of its Subsidiaries is obliged to make payments on an annual basis in excess of $250,000 in the aggregate;

(C)           any partnership, limited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any partnership or joint venture which is not a wholly-owned Subsidiary of Badger and material to the business of Badger and its Subsidiaries, and any agreement between any such partnership or joint venture and Badger or any Subsidiary thereof;

(D)          any Contract (other than among wholly-owned Subsidiaries of Badger) under which Indebtedness for borrowed money in excess of $250,000 is outstanding or may be incurred by Badger or any of its Subsidiaries or pursuant to which any property or asset of Badger or any of its Subsidiaries is mortgaged, pledged or otherwise subject to a Lien (other than a Permitted Lien), or any Contract restricting the incurrence of Indebtedness by Badger or any of its Subsidiaries or the incurrence of Liens (other than Permitted Liens) on any Properties or any securities of any Subsidiaries of Badger or restricting the payment of dividends or the transfer of any Owned Real Properties;

(E)           any Contract that purports to limit in any material respect the right of  Badger or any of its Subsidiaries (i) to engage in any line of business, or (ii) to compete with any Person or operate in any location;

(F)           any Contract providing for the sale or exchange of, or option to sell or exchange, any Property with a fair market value in excess of $250,000, or for the purchase or exchange of, or option to purchase or exchange, any Property with a fair market value in excess of $250,000 entered into in the past 12 months or in respect of which the applicable transaction has not been consummated;

(G)           any Contract entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise), of assets (other than Contracts referenced in clause (F) of this Section 3.1(p)(i)) or capital or other equity interests of another Person for aggregate consideration in excess of $250,000;

(H)          any standstill or similar Contract currently restricting the ability of Badger or any of its Subsidiaries to offer to purchase or purchase the assets or equity securities of another Person;

(I)            any material Contract with any present or former director, officer or employee of Badger or any of its Subsidiaries; and

(J)            any Contract (other than Contracts referenced in clauses (A) through (I) of this Section 3.1(p)(i)) which has been filed by Predecessor, Badger or any of their Subsidiaries with Securities Authorities and forming part of the Badger Public Disclosure Record (the Contracts described in clauses (A) through (J), together with all exhibits and schedules thereto, being the “Material Contracts”).

(ii)           None of Badger or any of its Subsidiaries or, to the knowledge of Badger, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Material Contract and none of Badger or any of its Subsidiaries has received or given any notice of default under any Material Contract which remains uncured and, to the knowledge of Badger, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of such Material Contract.  All Material Contracts are in good standing and in full force and effect without modification (written or oral) thereto and Badger or one of its Subsidiaries is entitled to all benefits thereunder.

(iii)          Except as has not and would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect, none of Badger, any of its Subsidiaries or, to the knowledge of Badger, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Contract (other than the Material Contracts) and none of Predecessor, Badger or any of their Subsidiaries has received or given any notice of default under any such Contract which remains uncured, and, to the knowledge of Badger, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of any such Contract.

(q)   Permits.  Badger and each of its Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws necessary to conduct their current businesses as they are now being conducted, other than where the absence of such Permits or the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

(r)    Pension and Employee Benefits.

(i)            Predecessor, Badger and each of their Subsidiaries has complied, in all material respects, with the terms of all health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other employee or director compensation or benefit plans, policies, agreements or arrangements which are maintained by or binding upon Badger or such Subsidiary or in respect of which Badger or any of its Subsidiaries has any actual or potential liability (including the Badger Share Option Plan, the Badger LTIP, the Predecessor LTIP, the Predecessor Unit Option Plan, the Predecessor Performance Trust Units Plan and the Badger Performance Trust Units Plan) (collectively, the “Badger Plans”) and with all applicable Laws relating thereto.

(ii)           All of the Badger Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between Predecessor, Badger and/or any of their Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Badger Plans.

(iii)          All current obligations of Badger or any of its Subsidiaries regarding the Badger Plans have been satisfied in all material respects, and no Taxes are owing or eligible under any of the Badger Plans.  All contributions or premiums required to be made or paid by Badger or any of its Subsidiaries, as the case may be, under the terms of each Badger Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws in all material respects and in accordance with the terms of the Badger Plans.

(iv)          Each Badger Plan is insured or funded as may be required by applicable Law and in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Badger or any of its Subsidiaries from any such Governmental Entities.  No Badger Plan provides any non-pension post-retirement or post-employment benefits.  None of the Badger Plans are pension plans.  None of Badger or any of its Subsidiaries would incur any material withdrawal liability from withdrawing from any multiemployer plan.  Badger has an effective reservation of rights for each non-pension post-retirement or post-employment benefit plan which allows Badger to amend or terminate such plan, subject to applicable Law.

(v)           No Badger Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other Person (other than routine claims for benefits), and, to the knowledge of Badger, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Badger Plan required to be registered or qualified.

(vi)          Except as disclosed in Section 3.1(r)(vi) of the Disclosure Letter, none of the execution and delivery of this Agreement by Badger or consummation of the Arrangement or compliance by Badger with any of the provisions hereof will result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director or employee of Badger or any of its Subsidiaries or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Badger Plan or restriction held in connection with any Badger Plan.

(s)   Compliance with Franchise and Other Laws.  Predecessor, Badger and each of their Subsidiaries have complied, in all material respects, with and are not, in any material respect, in violation of any applicable Laws.  Without limitation of the foregoing:

(i)            (A) Except as disclosed in Section 3.1(s) of the Disclosure Letter, Badger and each of its Subsidiaries is currently, and Predecessor, Badger and each of their Subsidiaries has at all times in the past been, in compliance in all material respects with all federal, provincial, state and local laws and regulations in Canada and the United States which govern the offer, sale, registration, terms, operation, renewal or termination of franchises (collectively, the “Franchise Laws”) including, without limitation, the United States Federal Trade Commission Rule entitled “Disclosure Requirements and Prohibitions Concerning

Franchising;” (B) except as disclosed in Section 3.1(s) of the Disclosure Letter, Badger and each of its Subsidiaries is current with respect to the filing of all disclosure documents, amendments, reports, consents and other documents required by all Franchise Laws; (C) Schedule 3.1(p)(i)(E) of the Disclosure Letter contains a true and complete list of all agency, franchise or other similar agreements or documents (each a “Marketing or Franchise Document”) with all franchisees and other agents (collectively, the “Operating Partners”) through which Badger and its Subsidiaries now conduct any significant portion of their business; (D) except as disclosed in Section 3.1(l) or 3.1(s) of the Disclosure Letter, each existing Marketing or Franchise Document is in full force and effect and neither Badger or any of its Subsidiaries nor any of the Operating Partners is in breach, default or violation of any Marketing or Franchise Document where such default would be materially adverse to Badger; (E) except as disclosed in Section 3.1(l) or 3.1(s) of the Disclosure Letter, none of Predecessor, Badger or any of their Subsidiaries has received any notice, or is aware of any circumstance that would give rise to notice, from any Operating Partner or Governmental Entity with respect to any violation or alleged violation of any Marketing or Franchise Document including, without limitation, a breach of the duty of fair dealing thereunder;  (F) except as disclosed in Section 3.1(l) of the Disclosure Letter, no existing or former Operating Partner of Predecessor, Badger or any of their Subsidiaries has asserted a right of rescission, a claim against Predecessor, Badger or any of their Subsidiaries or any of their respective assets, or an intention to cease operating its franchised business or to not renew its franchise; and (G) except as disclosed in Section 3.1(l) or 3.1(s) of the Disclosure Letter,  no Marketing or Franchise Document is subject to a right of rescission, set-off, counterclaim or defense, and neither the terms of the Marketing or Franchise Documents nor the exercise of any rights thereunder will render the Marketing or Franchise Documents unenforceable, in whole or in part, or give to the Operating Partner any right of rescission, set-off, counterclaim or defense with respect thereto.

(ii)           None of Predecessor, Badger or any of their Subsidiaries or, to the knowledge of Badger, any of their respective directors, executives, representatives, agents or employees, has (A) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, (D) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (E) made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

(t)    Intellectual Property.

(i)            Badger and its Subsidiaries own all right, title and interest in and to, or are validly licensed (and are not in material breach of such licenses) to use, all patents, trade-marks, trade names, service marks, copyrights, know-how, trade secrets, software, technology, and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of Badger and its Subsidiaries taken as a whole (collectively, the “Badger Intellectual Property Rights”).  Section 3.1(t) of the Disclosure Letter sets forth the Badger Intellectual Property Rights that are owned or licensed by Badger or its Subsidiaries.

(ii)           All of the Badger Intellectual Property Rights are sufficient for conducting the business, as presently conducted, of Badger and its Subsidiaries taken as a whole.

(iii)          To the knowledge of Badger, there are no adverse claims or agreements with respect to the Badger Intellectual Property Rights and all such Badger Intellectual Property Rights are valid and enforceable and do not infringe in any material way upon any third parties’ intellectual property and proprietary rights, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such Badger Intellectual Property Rights.

(iv)          To the knowledge of Badger, no third party is infringing upon such Badger Intellectual Property Rights in any material respect.

(v)           All hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of Badger and its Subsidiaries taken as a whole (collectively, the “Badger Technology”) are sufficient for conducting the business, as presently conducted, of Badger and its Subsidiaries taken as a whole.

(vi)          Badger and its Subsidiaries own or have validly licensed (and are not in material breach of such licenses) the Badger Technology and have commercially reasonable virus protection and security measures in place in relation to such Badger Technology.

(vii)         Badger and its Subsidiaries have reasonable back-up systems and a disaster recovery plan adequate to ensure the continuing availability of the functionality provided by the Badger Technology, and have ownership of or a valid license to the Badger Intellectual Property Rights necessary to allow them to continue to provide the functionality provided by the Badger Technology in the event of any malfunction of the Badger Technology or other form of disaster affecting the Badger Technology.

(u)   Insurance.

(i)            Badger and its Subsidiaries maintain policies or binders of insurance as are listed in Section 3.1(u) of the Disclosure Letter.  Section 3.1(u) of the Disclosure Letter also contains a correct and complete description of all rights to indemnification now existing in favour of any present or former officer, director or employee of Predecessor, Badger or any of their Subsidiaries or in favour of any other Person, other than those provided in the ordinary course of business.

(ii)           Except as would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect, Badger and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favour of Badger or any of its Subsidiaries that Badger reasonably has determined to be prudent, taking into account the industries in which Badger and its Subsidiaries operate, and as is sufficient to comply with all applicable Laws.

(iii)          Except as would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect, with respect to each insurance policy issued in favour of Badger or any of its Subsidiaries or pursuant to which Badger or any of its Subsidiaries is a named insured or otherwise a beneficiary under an insurance policy, (A) the policy is in full force and effect and all premiums due thereon have been paid, (B) neither Badger nor any of its Subsidiaries is in breach or default, and neither Badger nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, (C) to the knowledge of Badger, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by Predecessor, Badger or any of their Subsidiaries with respect to any such policy, (D) to the knowledge of Badger, none of such policies will terminate or lapse by reason of the transactions contemplated by this Agreement, (E) no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy, (F) there is no claim by Badger or any of its Subsidiaries pending under any such policy that has been denied or disputed by the insurer, and (G) all claims under such policies have been filed in a timely fashion.

(v)   Environmental Matters.

(i)            Except as set forth in Section 3.1(v) of the Disclosure Letter:

(A)          Badger and its Subsidiaries have obtained all Permits required under any Environmental Laws (“Badger Environmental Permits”) by Badger or any of its Subsidiaries in connection with the operation of their current businesses as they are now being conducted, except where the failure to so obtain such Permits would not result in liabilities that could reasonably be expected to exceed $100,000 in aggregate;

(B)           Badger and each of its Subsidiaries is in material compliance with all Badger Environmental Permits and has posted all appropriate financial assurance required pursuant to such Permits, except where the failure to so comply with such Permits would not result in liabilities that could reasonably be expected to exceed $100,000 in aggregate;

(C)           None of Predecessor, Badger or any of their Subsidiaries has received any notice of non-compliance with the Badger Environmental Permits or any notice regarding amendment or revocation of such Permits or amendment of any financial assurance posted pursuant to such Permits, which could reasonably be expected to result in liabilities in excess of $100,000 in aggregate;

(D)          None of Predecessor, Badger or any of their Subsidiaries has received any notice of non-compliance with any material Environmental Law and, to the knowledge of Badger, there are no facts which could reasonably be expected to give rise to a notice of non-compliance with any Environmental Law, which could reasonably be expected to result in liabilities in excess of $100,000 in aggregate;

(E)           None of Predecessor, Badger or any of their Subsidiaries has Released or permitted to be Released any Hazardous Substance on or to any real properties currently or formerly owned, leased or operated by Predecessor, Badger or any of their Subsidiaries, except in compliance with Environmental Law or that would not result in liabilities that could reasonably be expected to exceed $250,000 in aggregate;

(F)           None of Predecessor, Badger or any of their Subsidiaries has Released or permitted to be Released any Hazardous Substance on or to any real properties of third parties, except in compliance with Environmental Law or that would not result in liabilities that could reasonably be expected to exceed $250,000 in aggregate;

(G)           To the knowledge of Badger, there are no Hazardous Substances present on, at, in or under any of the real properties currently or formerly owned, leased or operated by Predecessor, Badger or any of their Subsidiaries, except in compliance with Environmental Law or that would not result in liabilities that could reasonably be expected to exceed $250,000 in aggregate;

(H)          To the knowledge of Badger, there are no Hazardous Substances migrating off-site from any real properties currently or formerly owned, leased or operated by Predecessor, Badger or any of their Subsidiaries; and

(I)            To the knowledge of Badger, Badger and each of its Subsidiaries have no continuing liability pursuant to any contract or agreement related to the presence, potential presence or Release of Hazardous Substances at any real properties formerly owned, leased or operated by Predecessor, Badger or any of their Subsidiaries.

(ii)           Badger has made available to Parent, its Affiliates and their respective advisors copies of all environmental assessments, reports, audits and other documents in its possession that relate to the current or past environmental condition of any real properties currently or formerly owned, leased or operated by Predecessor, Badger or any of their Subsidiaries (“Environmental Reports”) and all such Environmental Reports are listed in Section 3.1(v) of the Disclosure Letter.

(iii)          No Lien in favour of a Governmental Entity arising under Environmental Laws is pending or, to the knowledge of Badger, threatened, affecting Badger or any of its Subsidiaries or any real or personal property of Badger or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

(iv)          Except as described in Section 3.1(v)(iv) of the Disclosure Letter, neither Predecessor, Badger nor any of their Subsidiaries has, since the organization of Predecessor, used for disposing of any Hazardous Substances any solid or hazardous waste treatment, storage or disposal facilities which are owned or operated by any third parties and located within the United States.

(w)  Employment and Labour Agreements.  None of Badger or any of its Subsidiaries is a party to or bound or governed by:

(i)            except for the Contracts with those individuals listed in Section 3.1(w) of the Disclosure Letter, any employment, retention or change of control agreement with any officer or employee of Badger or any of its Subsidiaries or any written or oral agreement, arrangement or understanding providing for retention, severance or termination payments to any officer or employee of Badger or any of its Subsidiaries except, in the case of employees who are not officers or other management, as are customary in the ordinary course of business;

(ii)           except for the Contracts listed in Section 3.1(w) of the Disclosure Letter, any collective bargaining or union agreement, or any actual or, to the knowledge of Badger, threatened application for certification or bargaining rights in respect of Badger or any of its Subsidiaries;

(iii)          any labour dispute, strike or lock-out relating to or involving any employees of Badger or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect; or

(iv)          any actual or, to the knowledge of Badger, threatened claim arising out of or in connection with employment by Badger or any of its Subsidiaries of any individual or the termination thereof which could, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect.

Badger has provided to Purchaser correct, current and complete copies (or descriptions, where applicable) of the Contracts referred to in clauses (i) and (ii) of this Section 3.1(w).

(x)    Vote Required.

(i)            The only vote of holders of securities of Badger necessary (under the Badger Organizational Documents, the ABCA, other applicable Laws or otherwise) to approve the Arrangement is, subject to any requirements of the Interim Order, the Required Vote. Notwithstanding the foregoing,  it is understood and acknowledged that the Court may grant voting rights in respect of the Arrangement to the holders of Badger Options.

(ii)           There are no shareholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Badger or any of its Subsidiaries is a party with respect to any shares or other equity interests of Badger or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of Badger or of any of its Subsidiaries.

(y)   Customers.  Section 3.1(y) of the Disclosure Letter sets forth the 20 largest customers by revenue of Predecessor, Badger and their Subsidiaries for the year ended December 31, 2010.

(z)    Brokers and Finders.  With the exception of fees payable to Cormark Securities Inc. pursuant to an engagement letter agreement dated December 2, 2009, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission from, or to the reimbursement of any of its expenses by, Predecessor, Badger or any of their Subsidiaries in connection with this Agreement or the Arrangement.

Section 3.2.           Survival of Representations and Warranties

No investigation by or on behalf of, or knowledge of, Parent or Purchaser or any of their Affiliates will mitigate, diminish or affect the representations or warranties made by Badger in this Agreement or any certificate delivered by Badger pursuant to this Agreement.  Parent or Purchaser shall promptly notify Badger if, at any time before the Closing Date, it becomes aware of: (i) anything that causes any of the representations or warranties of Badger set out in this Agreement to become materially untrue or inaccurate; or (ii) any material breach of any covenant, term or condition of Badger set out in this Agreement.  The representations and warranties of Badger contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.  This Section 3.2 will not limit any covenant or agreement of Badger or any of its Subsidiaries which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1.           Representations and Warranties of Parent

Parent hereby represents and warrants to and in favour of Badger as follows and acknowledges that Badger is relying upon such representations and warranties in connection with entering into this Agreement:

(a)   Organization and Qualification.  Each of Parent and Purchaser is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets as now owned and to carry on its business as it is now being conducted.  Each of Parent and Purchaser is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Arrangement.

(b)   Authority Relative to this Agreement.  Each of Parent and Purchaser has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation by each of Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by their respective boards of directors, and no other corporate proceedings on the part of either Parent or Purchaser are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated thereby.  This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)   No Violations.  Neither the execution nor delivery of this Agreement by Parent and Purchaser, nor the consummation of the Arrangement by Parent and Purchaser, nor compliance by Parent and Purchaser with any of the provisions hereof will:

(i)            violate, conflict with, or result in a breach of any material provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (A) the articles of incorporation or by-laws governing Parent or Purchaser or (B) any material contract or other instrument or obligation to which Parent or Purchaser is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Parent or Purchaser is bound and, in each case, individually or in the aggregate would materially adversely affect Parent’s or Purchaser’s ability to perform its respective obligations under this Agreement, or subject to obtaining the Regulatory Approvals, violate any Law applicable to Parent or Purchaser or any of their respective properties or assets; or

(ii)           subject to obtaining the Regulatory Approvals and, assuming compliance with the Interim Order and any approvals required thereunder, the Final Order, and filings with the Registrar and compliance with applicable Securities Laws, violate in any material respect any Law applicable to Parent or Purchaser or any of their respective properties and assets.

(d)   Governmental Filings; No Violations.  Other than filings, notices and/or approvals under (i) the Securities Laws, (ii) the Competition Act, (iii) the HSR Act, if any such related filings are required, and (iv) the antitrust and/or notification laws of any other jurisdiction, where required, no notices, reports or other filings are required to be made by Parent or Purchaser with, and no consents, registrations, approvals, permits or authorizations are required to be obtained by Parent or Purchaser from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement and the Arrangement, except where the failure to make any such notice, report or filing or obtain any such consent, registration, approval, permit or authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement and the Arrangement.

(e)   Financing.  Parent has made adequate arrangements to ensure that Purchaser will have available the required funds to consummate the Arrangement at the Effective Time.

(f)    Information Supplied.  None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Badger Circular will (except to the extent revised or superseded by amendments or supplements contemplated thereby), at the date the Badger Circular is first mailed to the Badger Shareholders, at the time of the Badger Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any misrepresentation or  omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

(g)   Ownership of Purchaser.  Parent indirectly owns all of the outstanding shares of capital stock of Purchaser.

(h)   Ownership of Badger Common Shares.  None of Parent, Purchaser nor their respective Affiliates legally or beneficially owns any Badger Common Shares or securities convertible into Badger Common Shares.  No Person is acting jointly or in concert with Parent or Purchaser in connection with the Arrangement.

(i)    Brokers and Finders.  Neither Parent or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement and the Arrangement.

Section 4.2.           Survival of Representations and Warranties

No investigation by or on behalf of, or knowledge of, Badger or any of its Affiliates will mitigate, diminish or affect the representations or warranties made by Parent and Purchaser in this Agreement or any certificate delivered by Parent pursuant to this Agreement.  Badger shall promptly notify Parent if, at any time before the Closing Date, it becomes aware of: (i) anything that causes any of the representations or warranties of Parent set out in this Agreement to be materially untrue or inaccurate; or (ii) any material breach of any covenant, term or condition of Parent or Purchaser set out in this Agreement.  The representations and warranties of Parent contained in this Agreement will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.  This Section 4.2 will not limit any covenant or agreement of Parent or Purchaser which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE V.

COVENANTS OF THE PARTIES

Section 5.1.           Covenants of Badger Regarding the Conduct of Business

Badger covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless Parent otherwise agrees in writing (to the extent that such consent is permitted by applicable Law), or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

(a)   The business of Badger and its Subsidiaries will be conducted only, and Badger and its Subsidiaries will not take any action except, in the usual and ordinary course of business consistent with past practices, and Badger will use all commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, assets, properties, employees, goodwill and business relationships.

(b)   Badger will not, and will not permit any of its Subsidiaries to, directly or indirectly:  (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) with the exception of customary dividends to the Badger Shareholders in amount not to exceed $0.085 per month per Badger Common Share, declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Badger Common Shares owned by any Person or the securities of any Subsidiary owned by a Person other than Badger or a Badger Subsidiary; (iii) adjust, split, combine or reclassify its shares; (iv) issue, grant, sell or (with respect to the securities of its Subsidiaries only) cause or permit a Lien other than a Permitted Lien to be created on, or agree to issue, grant, sell or cause or (with respect to the securities of its Subsidiaries only) permit a Lien other than a Permitted Lien to be created on, any shares of Badger or its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Badger or any of its Subsidiaries, other than (A) the issuance of Badger Common Shares issuable pursuant to the terms of the Badger Options outstanding on the date hereof, and (B) transactions between two or more Badger wholly-owned Subsidiaries or between Badger and a Badger wholly-owned Subsidiary; (v) redeem, purchase or otherwise acquire or (with respect to the securities of its Subsidiaries only) subject to a Lien other than a Permitted Lien any of its outstanding securities or securities convertible or exchangeable into or exercisable for any such securities, unless otherwise required by the terms of such securities and other than in transactions between two or more Badger wholly-owned Subsidiaries or between Badger and a Badger wholly-owned Subsidiary; (vi) amend or modify the terms of any of its securities; (vii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Badger or any of its Subsidiaries; (viii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with the conversion from Canadian GAAP to International Reporting Standards (IFRS); (ix) make, rescind or change any material election relating to Taxes, settle (or offer to settle) any material Tax claim, audit, proceeding or reassessment, or enter into any agreement (including any waiver) with any governmental authority relating to Taxes; or (x) authorize or propose any of the foregoing, or enter into, modify or terminate any Contract with respect to any of the foregoing.

(c)   Badger will promptly notify Parent in writing of (i) any circumstance or development that, to the knowledge of Badger, is or would reasonably be expected to have a Badger Material Adverse Effect or any change in any material fact set forth in the Disclosure Letter or in the Badger Public Disclosure Record, (ii) any circumstance or development with respect to any Legal Action affecting Badger or any of its Subsidiaries or affecting any of their respective properties or assets at law or in equity before or by any Governmental Entity, or against any current or former director or officer of Predecessor, Badger or any of their Subsidiaries in their capacities as directors or officers of Predecessor, Badger or any of their  Subsidiaries that, to the knowledge of Badger, is or would, individually or in the aggregate, reasonably be expected to have a Badger Material Adverse Effect, and (iii) the occurrence of any loss, breakage or damage to assets of Badger or any of its Subsidiaries in excess of $250,000 (irrespective of insurance or third party proceeds which have been or may be received in connection with such loss, breakage or damage); provided that the delivery of any such notification will not modify, amend or supersede any disclosure set forth in the Disclosure Letter or any representation or warranty of Badger contained in this Agreement or in any certificate or other instrument delivered in connection herewith and will not affect any right of Parent or Purchaser hereunder.

(d)   Badger will not, and will not permit any of its Subsidiaries to, directly or indirectly, except, in the case of clauses (i), (ii), (iv), (v) and (vi) below, in the ordinary course of business consistent with past practice: (i) sell, pledge, lease, license, dispose of or cause or permit a Lien other than a Permitted Lien to be created on any assets (including the shares of any Subsidiary) of Badger or of any Subsidiary; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer, or purchase of any property or assets of any other Person, or enter into or extend any option to acquire, or exercise an option to acquire, any real property, if any of the foregoing would reasonably be expected to be material to Badger and are otherwise not in the ordinary course of business consistent with past practice; (iii) except pursuant to the terms of the Badger Amended and Restated Credit Agreement, incur any Indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances in excess of $250,000; (iv) make or commit to make capital expenditures that, together with capital expenditures made or committed to be made since December 31, 2010, are, in the aggregate, in excess of $5,000,000; (v) take any action that would cause any of the representations or warranties set forth in Article III to be untrue as of the date of this Agreement or as of the Effective Time (except with respect to any representation or warranty that is made as of a specific date or time); (vi) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Predecessor Financial Statements; (vii) waive, release, grant or transfer any rights of material value; (viii) enter into a new line of business; or (ix) authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing.

(e)   Badger will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) enter into, amend or voluntarily terminate any Contract material to Badger and its Subsidiaries taken as a whole; (ii) enter into, amend or voluntarily terminate any Contract with any current or former director, officer or employee of Predecessor, Badger or any of their Subsidiaries; (iii) enter into or amend any Contract or series of Contracts resulting in a new Contract or series of related new Contracts or modifications to an existing Contract or series of related existing Contracts outside of the ordinary course of business, that would result in any Contract having a term in excess of 12 months and which is not terminable by Badger or its Subsidiaries upon notice of 90 days or less from the date of the relevant Contract or modification of such Contract, or impose payment or other obligations on Badger or any of its Subsidiaries in excess of $250,000; (iv) enter into any Contract (including, without limitation, any Marketing or Franchise Document) that would limit or otherwise restrict Badger or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Purchaser or any of its Affiliates or any of their successors, from engaging or competing in any line of business or in any geographic area; or (v) terminate, cancel or amend in any material respect any Material Contract.

(f)    Other than as is necessary to comply with applicable Laws or Contracts, neither Badger nor any of its Subsidiaries will (i) grant to any officer or director of Badger or any of its Subsidiaries an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the grant of any severance or termination pay not in accordance with existing policies disclosed in the Disclosure Letter; (iv) enter into any employment agreement with any officer or director of Badger or any of its Subsidiaries; (v) increase any benefits payable under its current severance or termination pay policies; (vi) adopt or materially amend or make any contribution out of the ordinary course of business to any Badger Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or employees or former directors, officers, employees of Predecessor, Badger or any of their Subsidiaries.

(g)   Other than in the ordinary course of business consistent with past practice, Badger will not, and will not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, or guarantees to, or grant rights of indemnification in favour of, any other Person other than to wholly-owned Subsidiaries, or make any loans to any director, officer or employee of Badger or any of its Subsidiaries.

(h)   Badger will not, and will not permit any of Subsidiaries to, waive, release, assign, settle or compromise (i) any Legal Action or any claim or liability other than in the usual and ordinary course of business consistent with past practice or (ii) any Legal Action that is brought by any current, former or purported holder of any securities of Predecessor or Badger in its capacity as such and that (A) requires any payment to such security holder by Badger or any of its Subsidiaries or (B) adversely affects in any material respect the ability of Badger and its Subsidiaries to conduct their business in a manner consistent with past practice.

(i)    Badger will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Badger or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to the provisions of Section 7.8, none of Badger or any of its Subsidiaries will obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

Section 5.2.           Pre-Acquisition Transactions

(a)   Subject to the provisions of Section 5.2(d), prior to the Effective Time, Badger agrees to (i) at Parent’s expense, cooperate with and provide reasonable assistance to Parent in connection with Parent’s planning for and implementation of any such reorganizations of the business, operations, assets or corporate structure of Badger and its Subsidiaries as Parent may request, acting reasonably (each a “Pre-Acquisition Transaction”), and (ii) at Parent’s expense, use commercially reasonable efforts to implement in advance of the Effective Time any Pre-Acquisition Transaction as reasonably requested by Parent.  At Parent’s option, such Pre-Acquisition Transactions may include, without limitation, (i) formation of new Badger Subsidiaries, (ii) merger, amalgamation or consolidation of existing Badger Subsidiaries, (iii) transfer of securities in, or assets held by, existing Badger

Subsidiaries either by sale, dividend or contribution, and (iv) filing of any elections required or permitted under applicable Tax Laws relating to such transactions.

(b)   Subject to the provisions of Section 5.2(d), to the extent that a Pre-Acquisition Transaction requires approval of the Badger Shareholders under the ABCA, Badger shall at Parent’s expense, (i) seek approval of the Badger Shareholders for such Pre-Acquisition Transaction at the Badger Meeting, (ii) include in the Badger Circular a form of special resolution of the Badger Shareholders (the “Transaction Resolution”) approving such Pre-Acquisition Transaction in form and substance acceptable to Parent, acting reasonably, either included within the Arrangement Resolution or separate from the Arrangement Resolution if so requested by Parent, and (iii) include in the Badger Circular the unanimous recommendation of the Board that the Badger Shareholders vote in favour of the Transaction Resolution, provided that Parent and Purchaser agree to amend the provisions of this Agreement requiring Badger to take certain action by specified times, including such provisions contained in Sections 2.1 and 2.3, to the extent necessary to facilitate the foregoing.  Subject to the provisions of this Section 5.2, the provisions in this Agreement regarding Badger’s obligations respecting the approval of the Arrangement Resolution shall apply mutatis mutandis to the approval of the Transaction Resolution.

(c)   Subject to the provisions of Sections 5.2(a), 5.2(b) and 5.2(d), the Parties will work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Transactions.  Subject to the provisions of Sections 5.2(a), 5.2(b) and 5.2(d), the Parties shall give effect to any Pre-Acquisition Transactions immediately before the Effective Time and shall seek to have them become effective immediately before the Effective Time (but after Parent shall have confirmed that all conditions in Sections 6.1 and 6.2 have been satisfied or waived by Parent and Badger shall have confirmed that all conditions in Sections 6.1 and 6.3 have been satisfied or waived by Badger). In no event shall completion of any Pre-Acquisition Transactions be a condition to completion of the Arrangement.

(d)           Notwithstanding the foregoing, Badger shall not be required to take any action with respect to a Pre-Acquisition Transaction unless it determines to its satisfaction, acting reasonably, that: (A) such implementation will not delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties); (B) such implementation will not have an adverse impact on the Badger Shareholders; (C) such implementation will not have an adverse impact on Badger should the Arrangement not be consummated for any reason; and (D) the Arrangement will be consummated and the Effective Time will occur immediately following the completion of such Pre-Acquisition Transaction.

(e)           Parent agrees that any Pre-Acquisition Transaction that is implemented at Parent’s request in advance of the Effective Time will not be considered in determining whether a representation or warranty of Badger under this Agreement has been breached.

Section 5.3.           Covenants of Badger Regarding the Arrangement

Badger will perform, and will cause its Subsidiaries to perform, all obligations required or desirable to be performed by Badger or any of its Subsidiaries under this Agreement, co-

operate with Parent and Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Badger will and, where appropriate, will cause its Subsidiaries to:

(a)   except as specifically permitted by Section 7.2, use all commercially reasonable efforts to obtain the Required Vote;

(b)   except as specifically permitted by Section 7.2, submit this Agreement to the Badger Shareholders at the Badger Meeting;

(c)   use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Badger or a Subsidiary in connection with the Arrangement from other parties to the Contracts and, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent, which consent will not be unreasonably withheld, not pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such Person for such approval or consent, and (ii) not request of Purchaser or any of its Affiliates to pay or commit to pay to any Person (other than a Governmental Entity) whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such Person for such approval or consent;

(d)   use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Badger or any of its Subsidiaries relating to the Arrangement;

(e)   apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to Badger or any of its Subsidiaries which are typically applied for by a Person being acquired and, in doing so, keep Parent reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Parent with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for Parent to provide its comments thereon; provided, however, that nothing in this Agreement shall require Badger or its Affiliates to divest or hold separate or otherwise take or commit to take any action with respect to any asset, property or agreement of Badger or any of its Subsidiaries in order to obtain any such Regulatory Approval;

(f)    use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Badger or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

(g)   abide by the terms of the Confidentiality Agreement.

Section 5.4.           Covenants of Parent

Parent will perform, and will cause Purchaser to perform, all obligations required or desirable to be performed by it under this Agreement, co-operate with Badger in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Parent will, and where appropriate will cause Purchaser to:

(a)   apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to it and relating to Badger or any of Badger’s Subsidiaries which are typically applied for by an acquiror (including those referenced in Schedule C) and, in doing so, keep Badger reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Badger with copies of all related applications and notifications in draft form (other than confidential information contained in such applications and notifications), in order for Badger to provide its reasonable comments thereon; provided, however, that nothing in this Agreement shall require Parent or its Affiliates to divest or hold separate or otherwise take or commit to take any action with respect to any asset, property or agreement of Parent or any of its Subsidiaries in order to obtain any such Regulatory Approval;

(b)   use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Purchaser or any of its Subsidiaries relating to the Arrangement;

(c)   use its commercially reasonable efforts to ensure that Purchaser will continue to have available the required funds to consummate the Arrangement at the Effective Time;

(d)   use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Parent or Purchaser challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(e)   abide by the terms of the Confidentiality Agreement; and

(f)    on and after the Effective Time, provide for the continuing employees of Badger and its Subsidiaries credit under the relevant Parent Plans for the period of their employment by Predecessor, Badger or their Subsidiaries and permit them to participate in Parent’s employee stock purchase plan if they wish to do so.  Badger’s continuing management employees will also be entitled to participate in a cash bonus arrangement similar to Parent’s management incentive plan (“MIP”) on terms similar to comparable management employees of Parent and its Subsidiaries, provided that separate EBITDA goals for Badger will be established based on the Badger’s performance during the stub period beginning on the Effective Time and ending on December 31, 2011.

Section 5.5.           Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)   It will, and will cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article VI to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement, including using its commercially reasonable efforts to: (i) obtain all Regulatory Approvals required to be obtained by it, provided, however that Parent and Purchaser will not be obligated hereby to divest or hold separate or otherwise take or commit to take any action with respect to any asset, property, operation or agreement of Badger or any of its Subsidiaries in order to obtain any Regulatory Approval from any Governmental Entity; (ii) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (iv) co-operate with the other Parties in connection with the performance by it and its Subsidiaries of their obligations hereunder.

(b)   It will not (i) take any action, (ii) refrain from taking any commercially reasonable action, or (iii) permit any action to be taken or any commercially reasonable action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement or to prevent or materially delay the consummation of the transactions contemplated hereby.

ARTICLE VI.

CONDITIONS

Section 6.1.           Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement, including the Pre-Acquisition Transactions referred to in Section 5.2, are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived by the mutual consent of the Parties:

(a)   the Arrangement Resolution will have been approved and adopted by the Badger Shareholders at the Badger Meeting by not less than the Required Vote in accordance with the Interim Order;

(b)   the Interim Order and the Final Order will each have been obtained in form and on terms consistent with this Agreement, and will not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(c)   all Regulatory Approvals will have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated such that the Arrangement may proceed without the need for further Regulatory Approvals;

(d)   no Governmental Entity will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits consummation of the Arrangement or the other transactions contemplated by this Agreement; and

(e)   this Agreement will not have been terminated in accordance with its terms.

Section 6.2.           Additional Conditions Precedent to the Obligations of Parent and Purchaser

The obligations of Parent and Purchaser to complete the transactions contemplated by this Agreement will also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of the Parent and Purchaser and may be waived by Parent and Purchaser):

(a)   all covenants of Badger under this Agreement to be performed on or before the Closing Date will have been duly performed by Badger in all material respects, and Parent and Purchaser will have received a certificate of Badger addressed to Parent and Purchaser and dated the Closing Date, signed on behalf of Badger by two senior executive officers of Badger (on Badger’s behalf and without personal liability), confirming the foregoing as of the Closing Date;

(b)   (i) the representations and warranties of Badger set forth in this Agreement, which solely for purposes of this Section 6.2(b)(i) shall be deemed to exclude any materiality or Badger Material Adverse Effect qualifications contained in them, will be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), unless the failure or failures, in the aggregate, of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Badger Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.1(e) will be true and correct in all material respects; and (iii) Parent and Purchaser will have received a certificate of Badger addressed to Parent and Purchaser and dated the Closing Date, signed on behalf of Badger by two senior executive officers of Badger (on Badger’s behalf and without personal liability), confirming the foregoing as of the Closing Date;

(c)   all Regulatory Approvals will have been obtained or concluded on terms and conditions satisfactory to Parent, acting reasonably;

(d)   between the date hereof and the Effective Time, there will not have occurred a Badger Material Adverse Effect;

(e)   no act, action, suit, demand or proceeding shall have been taken by or before any Canadian or foreign court, tribunal or Governmental Entity or by or before any elected or appointed public official in Canada or elsewhere, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied by a Governmental Entity, in either case to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Purchaser of any Badger Common Shares or the right of Purchaser to own or exercise full rights of ownership of Badger Common Shares;

(f)    the Board of Directors shall not have either (i) withdrawn any recommendation made by it that Badger Shareholders approve the Arrangement Resolution or modified, changed or qualified any such recommendation in a manner that has substantially the same effect or issued a recommendation that Badger Shareholders not vote in favour of the Arrangement Resolution or (ii) failed to reaffirm support of the Arrangement within five Business Days following an announcement made by a third party in respect of any Acquisition Proposal;

(g)   Badger shall not have entered into any agreements in respect of an Acquisition Proposal other than a confidentiality agreement permitted to be entered into in accordance with Section 7.2(d);

(h)   Parent shall have received payout letters or other written confirmation in form satisfactory to Parent, acting reasonably, of the amount required to discharge at the Effective Time all indebtedness outstanding under the Badger Amended and Restated Credit Agreement, and that upon payment of such amount all Liens on the assets of Badger and its Subsidiaries granted pursuant to such Agreement will be discharged and such Agreement will terminate;

(i)    Badger shall have filed on SEDAR on or prior to March 30, 2011 the Badger Audited Year-End Financial Statements, and related MD&A, and the Badger Audited Year-End Financial Statements shall not reflect any Badger Material Adverse Effect or any material adverse change relating to the assets, liabilities (including contingent liabilities) or capitalization of Badger from those described in the Predecessor Interim Financial Statements; and

(j)    if the Court shall have required that Badger provide to the Badger Shareholders dissent rights in connection with the Arrangement, the aggregate number of Badger Common Shares held, directly or indirectly, by Badger Shareholders purporting to exercise dissent rights in connection with the Arrangement does not exceed five percent (5.0%) of the total outstanding Badger Common Shares.

Section 6.3.           Additional Conditions Precedent to the Obligations of Badger

The obligations of Badger to complete the transactions contemplated by this Agreement, including the Pre-Acquisition Transactions referred to in Section 5.2, will also be subject to the following conditions precedent (each of which is for the exclusive benefit of Badger and may be waived by Badger):

(a)   all covenants of Parent and Purchaser under this Agreement to be performed on or before the Closing Date will have been duly performed by the Parent and Purchaser, as applicable, in all material respects, and Badger will have received a certificate of Parent and Purchaser, addressed to Badger and dated the Closing Date, signed on behalf of Parent and

Purchaser by two of their respective senior executive officers (on each such Party’s behalf and without personal liability), confirming the foregoing as of the Closing Date;

(b)   the representations and warranties of Parent set forth in this Agreement will be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement and the Arrangement, and Badger will have received a certificate of Parent and Purchaser, addressed to Badger and dated the Closing Date, signed on behalf of each such Party by two of its senior executive officers (on such Party’s behalf and without personal liability), confirming the foregoing as of the Closing Date;

(c)   all Regulatory Approvals will have been obtained or concluded on terms and conditions satisfactory to Badger, acting reasonably; and

(d)   no act, action, suit, demand or proceeding shall have been taken by or before any Canadian or foreign court, tribunal or Governmental Entity or by or before any elected or appointed public official in Canada or elsewhere, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied by a Governmental Entity, in either case to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Purchaser of any Badger Common Shares or the right of Purchaser to own or exercise full rights of ownership of Badger Common Shares.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.1.           Notice Provisions

(a)   Each of Badger and Parent will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)            cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)           result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time.

(b)   Each of Badger and Parent will promptly notify the other Party of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives), (ii) any material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives), and (iii) any material Legal Actions threatened or commenced against or otherwise affecting such Party or any of its Subsidiaries that are related to the transactions contemplated by this Agreement.

Section 7.2.           Non-Solicitation

(a)   Except as expressly provided in this Article VII, Badger will not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Badger or any of its Subsidiaries, take any action of any kind which might, directly or indirectly, interfere with the successful completion of the Arrangement, including any action to (i) solicit, assist, initiate, facilitate or encourage (including by way of furnishing or providing access to any information or permitting any visit to any facilities or properties of Badger or any of its Subsidiaries, or entering into any form of Contract) the initiation of any inquiries, proposals or offers regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person (other than Parent, Purchaser and their Affiliates) regarding an actual or potential Acquisition Proposal, (iii) withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Board or any committee thereof of this Agreement or the Arrangement, (iv) accept, approve, endorse or recommend or remain neutral with respect to, or propose publicly to approve, endorse or recommend or remain neutral with respect to, any Acquisition Proposal, or (v) accept or enter into, or publicly propose to accept or enter into, any Contract in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.2(d)).

(b)   Badger will, and will cause the officers, directors, employees, representatives and agents of Badger and its Subsidiaries to, immediately terminate any existing solicitations, discussions or negotiations with any Person (other than Parent or Purchaser and their Affiliates) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal and will cease to provide to any such Person any information or access to any information, concerning Badger or any of its Subsidiaries.  Badger agrees not to release any third party from, waive any provision of, forebear in the enforcement of, or terminate any confidentiality agreement or standstill agreement to which it is a party.  Badger will promptly request the return or destruction of all information provided to any third party which, at any time since January 1, 2009, has entered into a confidentiality agreement with Predecessor or Badger relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and will use all commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such agreement. For greater certainty, Badger will not permit any Person other than Parent, Purchaser and their lenders and advisors to access any virtual data room established except as permitted under Section 7.2(d)(D).

(c)   Badger will promptly (and in any event within 24 hours of receipt by Badger) notify Parent, at first orally and thereafter in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, or that could be reasonably expected to lead to an Acquisition Proposal, in each case received after the date hereof, of which any of its directors, officers, representatives or agents are or become aware, or any amendments to the foregoing, any request for discussions or negotiations, any request for representation on the Board, or any request for non-public information relating to Badger or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Badger or any of its Subsidiaries by any Person that informs Badger or such Subsidiary that it is considering making, or has made, an Acquisition Proposal or any amendment thereto; and Badger will promptly provide to Parent a description of the material terms and conditions of any such Acquisition Proposal or, inquiry, offer or request, together with a copy of all documentation relating to any such Acquisition Proposal or inquiry, offer or request, the identity of the Person making such proposal, inquiry, offer or request, and any other details of the Acquisition Proposal, contract, documents or negotiations as Parent may reasonably request. Badger will keep Parent informed of any change to the material terms of any such Acquisition Proposal or proposal, inquiry, offer or request.

(d)   Notwithstanding the foregoing provisions of this Section 7.2 or any other provision of this Agreement, the Board will be permitted to (i) postpone or adjourn the Badger Meeting; (ii) withdraw, amend, modify or qualify (or propose to withdraw, amend, modify or qualify) in a manner adverse to Parent the approval or recommendation of this Agreement or the Arrangement; and (iii) participate in any discussions with, or furnish information to any Person in response to an Acquisition Proposal by such Person, if and only to the extent that:

(A)          Badger has received an unsolicited bona fide written Acquisition Proposal from such Person and such Acquisition Proposal constitutes a Superior Proposal;

(B)          Badger will have complied with all other requirements of this Section 7.2;

(C)          the Board, after consultation with and based upon the advice of its financial advisors and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws;

(D)          in the case of clause (iii) of this Section 7.2(d), prior to providing any information or data to such Person in connection with such Acquisition Proposal, the Board receives from such Person an executed confidentiality agreement having substantially the same terms as the Confidentiality Agreement and, taken as a whole, being no less favourable to Badger than the Confidentiality Agreement (provided that such confidentiality agreement, if not existing on the date hereof, may not preclude Badger from complying with the provisions of this Agreement and may not include any provision calling for an exclusive right to negotiate with Badger and may not prohibit Badger from providing information to Parent regarding the Acquisition Proposal), and Badger sends a copy of any such confidentiality agreement to Parent promptly upon its execution and Parent is immediately provided with a list of, or in the case of information that was not previously made available to Parent, copies of or access to, any information provided to such Person; and

(E)           in the case of clause (iii) of this Section 7.2(d), prior to providing any information or data to any such Person or entering into discussions with any such Person who has made an Acquisition Proposal, Badger has complied with Section 7.2(c).

(e)   Nothing contained in this Section 7.2 will prohibit the Board from making any disclosure to Badger Shareholders prior to the Effective Time if, in the good faith judgment of the Board, after consultation with outside legal counsel, such disclosure is necessary for the Board to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Law.

(f)    Badger will, within five (5) Business Days, promptly publicly reaffirm its recommendation of this Agreement and the Arrangement after any Acquisition Proposal that is not a Superior Proposal is publicly announced or made.

Section 7.3.           Right to Match

(a)   Subject to Section 7.3(b), Badger covenants that it will not accept, approve, recommend or enter into any agreement, understanding, arrangement or Contract in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 7.2(d)) unless:

(i)            Badger has complied with its obligations under Section 7.2 and the other provisions of this Article VII and has provided Parent with a copy of the Superior Proposal; and

(ii)           a period (the “Response Period”) of five Business Days will have elapsed from the date on which Parent received written notice from the Board of Directors of Badger that the Board of Directors of Badger determined, subject only to compliance with this Section 7.3, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal.  In the event that Badger provides Parent with the notice contemplated in this Section on a date that is less than five Business Days prior to the Badger Meeting, Badger will be entitled to adjourn the Badger Meeting to a date that is not more than five Business Days after the date of such notice.

(b)   During the first three Business Days of the Response Period, Parent will have the right, but not the obligation, to offer to amend the terms of this Agreement.  The Board of Directors of Badger will review any such proposal by Parent to amend the terms of this Agreement, including an increase in, or modification of, the consideration to be received by the Badger Shareholders, to determine whether the Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against the Arrangement as it is proposed by Parent to be amended.  If the Board of Directors of Badger determines that the Acquisition Proposal would no longer be a Superior Proposal if the Arrangement was so amended and Parent and Purchaser enter into an amendment to this Agreement incorporating the terms of the amended offer, the Board of Directors of Badger will promptly publicly reaffirm its recommendation of the Arrangement.  If the Board of Directors of Badger determines, in good faith after consultation with its financial advisors and its outside counsel, that the Acquisition Proposal continues to be a Superior Proposal, Badger may approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(c)   Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Badger Shareholders will constitute a new Acquisition Proposal for the purposes of this Section 7.3 and Parent will be afforded a new Response Period in respect of each such Acquisition Proposal.

(d)   Badger shall use its commercially reasonable efforts to ensure that the directors and officers of Badger and each of its Subsidiaries and any investment bankers, counsel or other advisors, representatives or agents retained by Badger are aware of, and abide by, the provisions of Sections 7.2 and 7.3.

Section 7.4.           Agreement as to Damages

(a)   Notwithstanding any other provision relating to the payment of fees or expenses, in the event of termination of this Agreement and the Plan of Arrangement under the various circumstances set forth below, either Badger or Parent shall owe the other Party a termination fee and/or reimbursement of expenses, if any, as follows:

(i)            if Parent terminates this Agreement pursuant to

(A)          Section 8.2(c)(i) [Board fails to recommend, etc. or third party acquires 33 1/3% and does not vote its Badger Common Shares in favour the Arrangement Resolution at the Badger Meeting],

(B)           Section 8.2(c)(ii) [breach by Badger], or

(C)           Section 8.2(c)(iii) [Meeting cancelled],

Badger will pay to Parent a termination fee of $4.5 million (the “Badger Termination Fee”) within two Business Days of such termination, plus Parent’s Expense Reimbursement Costs not to exceed $1.5 million as provided in Section 7.4(d) below; provided, however, that if Parent terminates this Agreement pursuant to Section 8.2(c)(ii) based upon a failure of one or more of Badger’s representations and warranties contained in Section 3.1 to be true and correct as of the Closing Date and such failure was not the result of a willful breach of this Agreement by Badger, Badger will be obligated to pay Parent’s Expense Reimbursement but will not be obligated to pay the Badger Termination Fee;

(ii)           if

(A)     after the date hereof and prior to the termination of this Agreement, a bona fide Acquisition Proposal will have been made or proposed to Badger or otherwise publicly announced (which has not been withdrawn), or a Person has publicly announced an intention to do so (which has not been withdrawn),

(B)      any of the facts set out in Section 8.2(c)(i) (A) through (D) exist after the date hereof and prior to the termination of this Agreement, and

(C)      this Agreement is terminated by either Parent or Badger pursuant to Section 8.2(b)(ii) [Required Vote not obtained],

Badger will pay to Parent the Badger Termination Fee within two Business Days of such termination, plus Parent’s Expense Reimbursement Costs not to exceed $1.5 million as provided in Section 7.4(d) below; or

(iii)          if Badger terminates this Agreement pursuant to Section 8.2(d)(i) [Board approves agreement for Superior Proposal], Badger will pay to Parent the Badger Termination Fee before or concurrently with such termination (and payment of the Badger Termination Fee will be a condition to the effectiveness of such termination), plus Parent’s Expense Reimbursement Costs not to exceed $1.5 million as provided in Section 7.4(d) below.

(b)   If either Parent or Badger terminates this Agreement pursuant to Section 8.2(b)(ii) [Required Vote not obtained], but not under the circumstances described elsewhere in this Section 8.2, Badger will pay to Parent its Expense Reimbursement Costs not to exceed $1.5 million as provided in Section 7.4(d) below.

(c)   If Badger terminates this Agreement pursuant to Section 8.2(d)(ii)  [Parent’s breach], Parent will pay to Badger a termination fee of $2.0 million (the “Parent Termination Fee”) within two Business Days of such termination, plus Badger’s Expense Reimbursement Costs not to exceed $1.2 million as provided under Section 7.4(d) below.

(d)   Expense Reimbursement Costs shall be paid not later than two Business Days after delivery to the Party responsible for such payment of notice of demand for payment and documented itemization setting forth in reasonable detail all Expense Reimbursement Costs (which itemization may be supplemented and updated from time to time until the thirtieth day after delivery of the first notice of demand for payment), provided that no notice of demand for payment may be made more than 60 calendar days following the termination of this Agreement.

(e)   The Parties acknowledge that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Badger would have entered into this Agreement; accordingly, if Badger or Parent fails to timely pay any amount due pursuant to this Section 7.4 and, in order to obtain the payment, the Party who is owed such payment commences a suit which results in a judgment against the other Party for the payment set forth in this Section 7.4, the defaulting Party shall pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount due from each day for which payment is due until the date of the payment at the prime rate of the Bank of Canada in effect on the date such payment was required to be made.

Section 7.5.           Fees and Expenses

Except as provided in Section 7.4, each Party will pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.  For such purposes, the filing fees paid to Governmental Entities in connection with applicable filings, under the Competition Act, the HSR Act (if any), and any applicable antitrust laws of other jurisdictions shall be paid by Parent.

Section 7.6.           Liquidated Damages, Injunctive Relief and No Liability of Others

Parent and Badger acknowledge that all of the payment amounts set out in Section 7.4 are payments of liquidated damages which are a genuine pre-estimate of the damages Parent or Badger will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties.  Parent and Badger irrevocably waive any right to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that, subject to Section 7.4, payment of the amount determined pursuant to this Article in the manner provided in respect thereof is the sole monetary remedy of the Party receiving such payment.  Nothing contained herein will preclude a Party from seeking injunctive relief in accordance with Section 9.3 to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.  In the event that either Parent or Badger become liable to make a payment under Section 7.4, there will be no liability of any shareholder, director, officer, employee, advisor or representative of Parent or Badger or any Affiliate thereof, whether to the other Party or any other Person (including any shareholder, director, officer, employee, advisor or representative thereof) in connection with any liability or other obligation of the Parent or Badger, and whether hereunder or otherwise in connection with the transactions contemplated hereby.

Section 7.7.           Access to Information; Confidentiality

(a)   From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Badger will, and will cause its Subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Parent and to its officers, employees, agents, representatives, advisers and lenders such access as Parent may reasonably request at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and will furnish Parent with all data and information as Parent may reasonably request.  Without limiting the foregoing, Parent and its representatives (including its financing sources) will, upon reasonable prior notice, have the right to conduct appraisal and environmental and engineering inspections of each of the Properties, and to contact any third party to a Material Contract to which Badger or any of its Subsidiaries is a party; provided, that no such inspections will be conducted in a manner which disrupts in any material respect the normal course of business of Badger at the applicable Property.  Parent and Badger acknowledge and agree that information furnished pursuant to this Section 7.7(a) will be subject to the terms and conditions of the Confidentiality Agreement.

(b)   No investigation conducted pursuant to Section 7.7(a) shall affect or be deemed to modify any representation or warranty made by Badger hereunder, and nothing in Section 7.7(a) shall require Badger to permit any inspection, or to disclose any information, that in the reasonable judgment of Badger would result in (i) a violation of any of its obligations with respect to confidentiality if Badger shall have used reasonable efforts to obtain the consent of any third party to such inspection or (ii) any violation of Laws relating to the sharing of information between competitors, it being understood that (A) Badger will provide extracts, or summaries, or aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure and (B) Badger will provide certain information in accordance with, and subject to, the confidentiality provisions of the Clean Team Agreement.

Section 7.8.           Insurance and Indemnification

(a)   If the Arrangement shall become effective, Parent will, or will cause Badger and its Subsidiaries to, maintain in effect without any reduction in scope or coverage for six years from the Effective Time customary policies of directors’ and officers’ liability insurance providing protection equal to or better than the protection provided by the policies maintained by Badger and its Subsidiaries which are in effect immediately prior to the Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time; provided, however, that Parent will not be required, in order to maintain such directors’ and officers’ liability insurance policy, to pay, or to cause Badger and its Subsidiaries to pay, an annual premium in excess of 300% of the cost of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 300% of such amount, Parent will only be required to obtain, or to cause Badger and its Subsidiaries to obtain, as much coverage as can be obtained by paying an annual premium equal to 300% of such amount.  Furthermore, prior to the Effective Time Badger may, in the alternative, purchase run off directors’ and officers’ liability insurance for a period of up to six years from the Effective Time provided that the premiums will not exceed 300% of the premiums currently charged to Badger for directors’ and officers’ liability insurance.

(b)   Parent agrees that it will directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Predecessor, Badger and their Subsidiaries which will survive the completion of the Arrangement.

(c)   The provisions of this Section 7.8 are intended for the benefit of, and will be enforceable by, each insured or indemnified Person described in Section 7.8(a), his or her heirs and his or her legal representatives and, for such purpose, the Parties hereby confirm that, in negotiating and agreeing with the provisions of this Section 7.8, Badger is acting as agent and trustee on their behalf.

Section 7.9.           Exchange De-Listing

Parent and Badger will use their commercially reasonable efforts to cause the Badger Common Shares to be de-listed from the TSX promptly following the Effective Time.

Section 7.10.        Tax Matters

During the period from the date of this Agreement to the Effective Time, Badger and its Subsidiaries will:

(a)   prepare and timely file all Returns (which shall be correct and complete in all respects) required to be filed by them on or before the Effective Time (“Post-Signing Returns”) in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Laws;

(b)   pay, withhold, collect and remit in a timely fashion all amounts of Taxes required to be so paid, withheld, collected or remitted; and

(c)   properly reserve (and reflect such reserve in their books and records and financial statements) for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice.

Section 7.11.        Resignations

Subject to confirmation that insurance coverage is maintained as contemplated by Section 7.8, Badger will obtain and deliver to Parent at the Effective Time evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of Badger designated by Parent to Badger in writing at least five calendar days prior to the Effective Time.

ARTICLE VIII.

TERM, TERMINATION, AMENDMENT AND WAIVER

Section 8.1.           Term

This Agreement will be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 8.2.           Termination

(a)   Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and Badger.

(b)   Termination by Either Parent or Badger.  This Agreement may be terminated by either Parent or Badger at any time prior to the Effective Time:

(i)            if the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this clause (i) will not be available to any Party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date; or

(ii)           if the Required Vote is not obtained at the Badger Meeting (or any adjournment or postponement thereof); or

(iii)          if any Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable.

(c)   Termination By Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time:

(i)            if (A) the Board will have failed to recommend this Agreement or the Arrangement, (B) the Board or any committee thereof will have withdrawn or qualified, amended or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Arrangement, (C) Badger or the Board or any committee thereof publicly announces its intention to do, or that it has done, any of the foregoing, (D) the Board fails to publicly reaffirm its recommendation of this Agreement and the Arrangement within five Business Days after the announcement or commencement of any Acquisition Proposal, or (E) any Person (other than Parent, Purchaser or any of their Affiliates) will have become the beneficial owner of 33-1/3% or more of the outstanding Badger Common Shares (either on a primary or diluted basis) unless such Person votes its Badger Common Shares in favour of the Arrangement Resolution at the Badger Meeting; or

(ii)           if neither Parent nor Purchaser is in material breach of its obligations under this Agreement and Badger breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which is not cured within the earlier of (i) the Outside Date, and (ii) 15 Business Days following receipt by Badger of written notice from Parent of such breach, or which by its nature or timing cannot be cured within such period; or

(iii)          if the Badger Meeting is cancelled except as agreed to by Parent in writing or as otherwise permitted in this Agreement.

(d)   Termination By Badger.  This Agreement may be terminated by Badger at any time prior to the Effective Time:

(i)            if the Board of Directors of Badger approves, and authorizes Badger to enter into, an agreement providing for the implementation of a Superior Proposal, but only so long as:  (A) the Board of Directors of Badger has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such definitive agreement constitutes a Superior Proposal; (B) Badger pays to Parent the Badger Termination Fee in accordance with Section 7.4 simultaneously with such termination (any purported termination pursuant to this Section 8.2(d)(i) being void and of no force or effect unless Badger will have made such payment); and (C) Badger shall have no right to terminate this Agreement pursuant to this Section 8.2(d)(i) after the Required Vote for the Arrangement has been obtained; or

(ii)           if Badger is not in material breach of any of its obligations under this Agreement and Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), and which is not cured within the earlier of (A) the Outside Date, and (B) 15 Business Days following receipt by Parent of written notice from Badger of such breach, or which by its nature or timing cannot be cured within such period.

(e)   Effect of Termination.  If this Agreement is terminated in accordance with the foregoing provisions of this Section, this Agreement will forthwith become void and of no further force or effect and no Party will have any further obligations hereunder except as provided in Sections 7.4, 7.5, 7.6, 9.2 and this Section 8.2(e) and the Confidentiality Agreement and as otherwise expressly contemplated hereby.

Section 8.3.           Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Badger Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

(a)   change the time for performance of any of the obligations or acts of the Parties;

(b)   waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)   waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)   waive compliance with or modify any conditions precedent herein contained.

Section 8.4.           Waiver

Either Parent or Badger may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1.           Notices

All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the second following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as will be specified by either Parent or Badger by notice to the other given in accordance with these provisions):

if to Parent or Purchaser:	c/o Clean Harbors, Inc.
	Attention:	Alan S. McKim, Chairman and
Chief Executive Officer

	Facsimile:	781-792-5900
	E-mail:	mckima@cleanharbors.com

with a copy (which will not constitute notice) to:	Davis, Malm & D’Agostine, P.C.
One Boston Place
Boston, Massachusetts, 02108
U.S.A.
	Attention:	C. Michael Malm
	Facsimile:	(617) 523-6215
	E-mail:	cmalm@davismalm.com

and to	Gowling Lafleur Henderson LLP
Suite 1020 50 Queen Street North
Kitchener, ON N2H 6M2 Canada
	Attention:	Bryce Kraeker
	Facsimile:	(519) 571-5045
	E-mail:	bryce.kraeker@gowlings.com

if to Badger:	Badger Daylighting Ltd.
	Attention:	Tor Wilson, President and Chief Executive
Officer
	Facsimile:	403-228-9773
	E-mail:	tor@badgerinc.com

with a copy to (which will not constitute notice):	Shea Nerland Calnan LLP
2800, 715-5th Avenue SW
Calgary, Alberta T2P 2X6
	Attention:	Joe Brennan
	Facsimile:	(403) 299-9601

E-mail:	jbrennan@snclaw.com

Section 9.2.           Governing Law; Waiver of Jury Trial

This Agreement will be governed, including as to validity, interpretation and effect, by the laws of the Province of Alberta and the laws of Canada applicable therein, and will be construed and treated in all respects as an Alberta contract.  Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under and in relation to this Agreement and the Arrangement.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.3.           Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, with any requirement for the securing or posting of any bond in connection with obtaining any such injunctive or other equitable relief hereby being waived.

Section 9.4.           Time of Essence

Time will be of the essence in this Agreement.

Section 9.5.           Entire Agreement, Binding Effect and Assignment

(a)   Provided it is acceptable to the Court without the imposition of commercially unreasonable conditions or any other conditions that would impede, prevent or materially delay the completion of the transactions contemplated hereby by the Outside Date,  Parent and Purchaser may assign all or any part of their respective rights under this Agreement to, and their respective obligations under this Agreement may be assumed by, a Subsidiary or Affiliate of Parent or Purchaser, provided that if such assignment and/or assumption takes place, Parent and Purchaser will continue to be liable jointly and severally with such Subsidiary or Affiliate, as the case may be, for all of their respective obligations hereunder.  Without limitation of the foregoing, Parent shall be entitled, subject to the terms and conditions of this Section 9.5(a), to assign prior to the Effective Time, should Parent elect to do so and by providing prompt written notice to the other Parties, to either Parent or any wholly-owned direct or indirect Subsidiary of Parent the rights and obligations of Purchaser, as the original purchaser under this Agreement and to substitute either itself or such other wholly-owned Subsidiary as the “Purchaser” under the Plan of Arrangement.  This Agreement will be binding on and will enure to the benefit of the Parties and their respective successors and permitted assigns.

(b)   This Agreement (including the schedules hereto), and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of all of the other Parties.

Section 9.6.           Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.7.           No Third Party Beneficiaries

Except as provided in Section 7.8, and except for the rights of the holders of Badger Common Shares and Badger Options to receive the consideration for their Badger Common Shares and Badger Options following the Effective Time pursuant to the Arrangement, which rights are hereby acknowledged and agreed by the Parties, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Agreement.

Section 9.8.           Rules of Construction

The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document.

Section 9.9.           Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  The Parties will be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement among the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and Badger have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLEAN HARBORS, INC.

By:	/s/ James Rutledge
James M. Rutledge, Executive Vice President

CLEAN HARBORS INDUSTRIAL SERVICES CANADA, INC.

By:	/s/ James Rutledge
James M. Rutledge, Executive Vice President

BADGER DAYLIGHTING LTD.

By:	/s/ George Watson
George Watson, Chairman of the Board

Schedule A
To the Acquisition Agreement

Plan of Arrangement

PLAN OF ARRANGEMENT

UNDER SECTION 193

OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Definitions. In this plan of arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, together with any amendments thereto and all of the regulations thereunder;

“Acquisition Agreement” means the agreement dated January 26, 2011 among Parent, Purchaser and Badger, as amended in accordance with its terms prior to the Effective Date, providing for, among other things, the Arrangement;

“Arrangement” means the arrangement pursuant to Section 193 of the ABCA set forth in this plan of arrangement as supplemented, modified or amended in accordance with the Acquisition Agreement, the terms of this plan of arrangement or made at the direction of the Court in the Final Order;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under the ABCA to be filed with the Registrar after the Final Order is made to give effect to the Arrangement;

“Badger” means Badger Daylighting Ltd., a corporation incorporated under the laws of Alberta;

“Badger Common Shares” means common shares in the capital of Badger;

“Badger LTIP” means the long term incentive plan established by Badger with an effective date of December 31, 2010;

“Badger LTIP Shares” means the Badger Common Shares issued prior to the Effective Time either under the Badger LTIP or upon the Conversion in exchange for Predecessor Units issued under the Predecessor LTIP;

“Badger Meeting” means the special meeting of Badger shareholders, including any adjournment thereof, that is to be convened as provided by the Interim Order to consider and, if deemed advisable, approve, among other things, the Arrangement;

“Badger Options” means the options of Badger issued pursuant to the Badger Share Option Plan;

“Badger Share Option Plan” means the share option plan established by Badger with an effective date of December 31, 2010;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta, Canada or Boston, Massachusetts, United States;

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“Cash Consideration” means $20.50 per Badger Common Share payable in cash to a holder of Badger Common Shares upon transfer of such Badger Common Shares to Purchaser under the Arrangement as set out in section 2.4(c);

“Certificate” means the certificate or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement;

“Conversion” means the conversion effective December 31, 2010 of Predecessor into Badger in accordance with a plan of arrangement which became effective as of that date;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means Computershare Trust Company of Canada or such other Person that may be appointed by Badger for the purpose of receiving deposits of certificates formerly representing Badger Common Shares;

“Effective Date” means the effective date of the Arrangement, being the date on which the Articles of Arrangement are filed under the ABCA and the Certificate is issued, thereby giving effect to the Arrangement;

“Effective Time” means • a.m. (Calgary time) on the Effective Date;

“Exercise Price” means the price at which a Badger Option may be exercised;

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

“Interim Order” means the order of the Court pursuant to subsection 193(4) of the ABCA ordering the Badger Meeting and setting out certain declarations and directions in respect of the Arrangement and the holding of the Badger Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

“Letter of Transmittal” means the letter of transmittal sent to Badger shareholders for use in connection with the Arrangement;

“Lien” means any hypothec, mortgage, lien, charge, security interest, pledge, claim, right of first offer or refusal, voting agreement, encumbrance and adverse right or adverse claim;

“Option Payment Loan” means the non-interest bearing loan, if any, made by Purchaser to Badger in the amount necessary to fund Badger’s payment obligation, if any, in connection with the surrender of certain Badger Options as set out in section 2.4(e);

“Parent” means Clean Harbors, Inc., a corporation incorporated under the laws of Massachusetts, United States;

“Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, governmental entity or any other entity, whether or not having legal status;

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“Predecessor” means Badger Income Fund, a limited purpose trust established under the laws of Alberta, which is the predecessor to Badger;

“Predecessor LTIP” means the long term incentive plan of Predecessor;

“Predecessor Units” means the trust units of Predecessor;

“Purchaser” means either (i) Clean Harbors Industrial Services Canada, Inc., a wholly-owned indirect subsidiary of Parent incorporated under the laws of Alberta, or (ii) Parent or any other wholly-owned direct or indirect Subsidiary of Parent in the event that prior to the Effective Time Parent shall assign either to Parent or such other wholly-owned Subsidiary of Parent in accordance with the Acquisition Agreement the rights and obligations of Clean Harbors Industrial Services Canada, Inc. as the original Purchaser under the Acquisition Agreement;

“Registrar” means the Registrar of Corporations appointed pursuant to section 263 of the ABCA;

“Subsidiary” means, with respect to Badger or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries; and

“Tax Act” means the Income Tax Act, R.S.C. 1985, C.1. (5th Supp.), together with any amendments thereto and all of the regulations thereunder.

1.2                               Interpretation Not Affected by Headings. The division of this plan of arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this plan of arrangement. Unless otherwise specifically indicated, the terms “this plan of arrangement,” “the Arrangement,” “hereof,” “herein,” “hereunder” and similar expressions refer to this plan of arrangement and the Arrangement as a whole and not to any particular article, section, subsection, paragraph or subparagraph and include any agreement or instrument supplementary or ancillary hereto.

1.3                               Number and Gender. Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

1.4                               Meaning. Words and phrases used herein and defined in the ABCA shall have the same meaning herein as in the ABCA, unless the context otherwise requires.

1.5                               Deemed Currency. Unless otherwise stated, all references in this plan of arrangement to sums of money are expressed in lawful money of Canada.

ARTICLE 2
THE ARRANGEMENT

2.1                               Binding Effect. At the Effective Time, the Arrangement will become effective and binding on: (a) Badger; (b) Parent; (c) Purchaser; (d) all holders and all beneficial owners of Badger Common Shares; and (e) all holders and all beneficial owners of Badger Options.

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2.2                               Acquisition Agreement.  This plan of arrangement is made pursuant to, and is subject to the provisions of, the Acquisition Agreement.

2.3                               Articles of Arrangement.  The Articles of Arrangement shall be filed, and the Certificate shall be issued, with respect to the Arrangement in its entirety.  The Certificate shall be conclusive evidence that the Arrangement has become effective in accordance with its terms in the sequence provided herein.

2.4                               The Arrangement. At the Effective Time, the following shall occur and shall be deemed to occur in the following order and without any further act or formality:

Badger LTIP and Predecessor LTIP

(a)                                 All restrictions in the Badger LTIP and, to the extent (if any) in the Predecessor LTIP which remain in effect, on the ability of the holders of Badger LTIP Shares to transfer such shares shall be removed to the extent required in order to permit such holders to transfer such shares to Purchaser on the same terms as other outstanding Badger Common Shares as described in section (c) and section 2.4(d) below.

(b)                                 The Badger LTIP and any provisions of the Predecessor LTIP which may remain in effect (if any) shall be terminated.

Badger Common Shares

(c)                                  Each outstanding Badger Common Share held by each Badger shareholder, other than Parent, Badger, any Subsidiary of Parent or Badger (which Badger Common Shares shall not be transferred under the Arrangement and shall be cancelled at the Effective Time and cease to exist), will be transferred by the holder thereof to, and acquired by, Purchaser without any act or formality on the part of the holder of such Badger Common Share or Purchaser, free and clear of all Liens in exchange, with respect to each Badger Common Share held by such holder, for a cash payment in the amount of $20.50 payable in accordance with Article 3; and the name of each such holder of Badger Common Shares will be removed from the register of holders of Badger Common Shares.

(d)                                 With respect to each Badger Common Share transferred and acquired in accordance with section 2.4(c):

(i)                                     The holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise required to transfer such Badger Common Share in accordance with section 2.4(c), and such holder shall cease to be the holder of such transferred Badger Common Share; and

(ii)                                  Purchaser shall be deemed to be the beneficial owner of all of Badger Common Shares transferred and acquired in accordance with section 2.4(c), free and clear of all Liens, and Purchaser’s name shall be entered on the register of holders of Badger Common Shares as the legal holder thereof.

Badger Options

(e)                                  Each Badger Option, if any, that has not been exercised prior to the Effective Time and that has an Exercise Price that is less than the Cash Consideration shall be surrendered to Badger for cancellation in exchange for a cash payment from Badger in an amount equal

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to the difference between the Cash Consideration and the Exercise Price; the holder of such Badger Option shall thereafter only have the right to receive the consideration, if any, to which he or she is entitled pursuant to this section 2.4(e); and all such Badger Options shall be terminated and Badger shall have no liabilities or obligations with respect to such Badger Options except pursuant to this section 2.4(e).

(f)                                   Each Badger Option, if any, that has not been exercised prior to the Effective Time and that has an Exercise Price that is equal to or greater than the Cash Consideration shall be cancelled and terminated and shall cease to represent any right or claim whatsoever.

(g)                                  The Badger Share Option Plan shall be terminated.

Other Securities

(h)                                 Any and all others securities of Badger that may be exercised for, or converted into, Badger Common Shares shall be fully and finally cancelled and terminated and the holders thereof shall have no further rights or entitlements thereunder.

ARTICLE 3
CASH, CERTIFICATES AND FRACTIONAL SHARES

3.1                               Badger Common Shares.  After the Effective Time, each certificate formerly representing Badger Common Shares shall represent only the right to receive the consideration the holder of Badger Common Shares represented by the certificate is entitled to in accordance with the terms of the Arrangement (less any amounts withheld pursuant to section 3.6) upon such holder depositing with the Depositary the certificate and such other documents and instruments as the Depositary may reasonably require.

3.2                               Payment of Consideration.

(a)                                 At the Effective Time, Parent and Purchaser shall cause to be deposited, on behalf of Purchaser, with the Depositary and to be held in escrow for the benefit of the Badger shareholders and holders of Badger Options, cash in the aggregate amount equal to the payments required by section 2.4(c) and section 2.4(e).  The cash deposited in respect of the payments required by section 2.4(e) shall constitute the Option Payment Loan.  All cash deposited with the Depositary shall be held in an interest-bearing account and any interest earned on such funds shall be for the account of Purchaser.

(b)                                 Upon surrender to the Depositary for transfer to Purchaser of a certificate which immediately prior to the Effective Time represented Badger Common Shares and in respect of which the holder is entitled to receive Cash Consideration under the Arrangement, together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of Badger Common Shares formerly represented by such certificate under the ABCA and the by-laws of Badger, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Cash Consideration (less any amounts withheld pursuant to Section 3.6), and any certificates so surrendered shall be transferred to Purchaser. No interest shall be paid to holders of certificates that formerly represented Badger Common Shares in respect of the Cash Consideration.

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(c)                                  Upon the written instruction of Badger, the Depositary shall deliver to each holder of Badger Options, if any, with an Exercise Price less than the Cash Consideration, the amount of cash such holder, if any, is entitled to under section 2.4(e) (less any amounts withheld pursuant to section 3.6).  No interest shall be paid to holders of Badger Options in respect of any cash payable to such holders under section 2.4(e).

3.3                               Lost Certificate. If any certificate, which immediately prior to the Effective Time represented Badger Common Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Badger Common Shares claiming such certificate to be lost, stolen or destroyed, the Depositary, in respect of Badger Common Shares, will issue in exchange for such lost, stolen or destroyed certificate the consideration deliverable to such holder in respect of such lost, stolen or destroyed certificate under section 2.4(c).  When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Purchaser and the Depositary, acting reasonably, in such sum as Purchaser may direct, or otherwise indemnify Purchaser, Badger and the Depositary, in a manner satisfactory to Purchaser, Badger and the Depositary, acting reasonably, against any claim that may be made against Purchaser, Badger or the Depositary, with respect to the certificate alleged to have been lost, stolen or destroyed.

3.4                               Dividends and Other Payments. After the Effective Time, Badger shareholders shall not be entitled to any interest, dividend, premium or other payment on or with respect to Badger Common Shares other than the consideration which they are entitled to receive pursuant to the terms of the Arrangement.

3.5                               Extinguishment of Rights. Any certificate formerly representing Badger Common Shares that is not deposited with all other documents required hereunder on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature, and the right of the holder of Badger Common Shares represented by any such certificate to receive consideration pursuant to the Arrangement shall be deemed to be surrendered to Parent together with all dividends, distributions and any interest thereon held for such holder.

3.6                               Withholding Rights. Badger, Parent, Purchaser and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Badger Common Shares or Badger Options such amounts as Badger, Parent, Purchaser or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Badger, Parent, Purchaser and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Badger, Parent, Purchaser and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement, and Badger, Parent, Purchaser or the Depositary shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

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ARTICLE 4
AMENDMENTS

4.1                               Amendments.

(a)                                 Badger, Parent and Purchaser may, at any time and from time to time before the Effective Date, vary, amend, modify or supplement this plan of arrangement, provided that each such amendment, modification and/or supplement must be (i) set out in writing; (ii) approved by each of Badger, Parent and Purchaser; (iii) filed with the Court and, if made following the Badger Meeting, approved by the Court; and (iv) communicated to Badger shareholders, if and as required by the Court.

(b)                                 Any amendment, modification or supplement to this Arrangement may, with the consent of the other Parties to the Acquisition Agreement, be proposed by Badger, Parent or Purchaser at any time prior to or at the Badger Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Badger Meeting (other than as may be required under the Interim Order), shall become part of this plan of arrangement for all purposes.

(c)                                  Notwithstanding any other provision of this plan of arrangement, any amendment, modification or supplement of this plan of arrangement that is approved by the Court following the Badger Meeting shall be effective only if it is consented to by each of Badger, Parent and Purchaser.

(d)                                 Any amendment, modification or supplement to this plan of arrangement may be made following the Effective Date unilaterally by Purchaser, provided that it concerns a matter which, in the reasonable opinion of Purchaser and its counsel, is of an administrative nature required to better give effect to the implementation of the Arrangement and is not adverse to the economic interest of any former holder of Badger Common Shares or Badger Options.

ARTICLE 5
FURTHER ASSURANCES

5.1                               Further Assurances.  Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this plan of arrangement without any further act or formality, each of the Parent, Purchaser and Badger shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further, to document or to evidence any of the transactions or events set out herein.

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Schedule B
To the Acquisition Agreement

Special Resolution of the Badger Shareholders

BE IT RESOLVED THAT:

1.                                      The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving Badger Daylighting Ltd. (“Badger”) and the holders of Badger common shares and share options (the “Securityholders”), all as more particularly described in the plan of arrangement involving Badger set out in Appendix • to the management information circular (the “Circular”) of Badger accompanying the notice of this meeting, as such plan may have been or may hereafter be modified or amended in accordance with its terms (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

2.                                      The acquisition agreement dated as of January 26, among Clean Harbors, Inc. (“Parent”), Clean Harbors Industrial Services Canada, Inc. (“Purchaser”) and Badger Daylighting Ltd. (the “Acquisition Agreement”), the actions of the directors of Badger in approving the Arrangement and the actions of the officers of Badger in executing and delivering the Acquisition Agreement and any amendments thereto are hereby ratified and approved.

3.                                      Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Badger or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta, the directors of Badger, without further notice or approval of the Securityholders, are hereby authorized and empowered (i) to amend the Acquisition Agreement and the Plan of Arrangement to the extent permitted by the Acquisition Agreement and the Plan of Arrangement, (ii) subject to the terms of the Acquisition Agreement, not to proceed with the Arrangement, and (iii) to revoke this resolution at any time prior to the Plan of Arrangement becoming effective pursuant to the provisions of the ABCA.

4.                                      Any officer or director of Badger is hereby authorized and directed for and on behalf of Badger to execute and deliver articles of arrangement and such other documents as are necessary or desirable under the ABCA in accordance with the Acquisition Agreement.

5.                                      Any officer or director of Badger is hereby authorized and directed for and on behalf of Badger to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution, including the transactions contemplated by the Plan of Arrangement and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule C
To the Acquisition Agreement

Regulatory Approvals

Part A — Canada

•                                          Expiration of the applicable waiting period related to merger pre-notification under Part IX of the Competition Act, or earlier termination or waiver thereof in accordance with the Competition Act, and the Commissioner of Competition will have advised Purchaser in writing (which advice will not have been rescinded or amended) that there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the Arrangement; or the Commissioner will have issued an advance ruling certificate in respect of the Arrangement pursuant to Section 102 of the Competition Act.

•                                          Approvals of the Canadian Securities Administrators and The Toronto Stock Exchange as required.

•                                          All Canadian federal or provincial government or regulatory approvals, waivers, permits, consents, reviews, orders, decisions and exemptions that, in Parent’s reasonable judgment, are necessary or desirable to complete the Arrangement shall have been obtained or concluded, or in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Parent, acting reasonably.

Part B — United States

•                                          Expiration of all applicable waiting periods under the HSR Act, if any related filings are required, or earlier termination thereof, including any voluntary agreed extensions.

•                                          All United States federal or state government or regulatory approvals, waivers, permits, consents, reviews, orders, decisions and exemptions that relate to operations in the United States on the date of this Agreement of certain of the Badger Subsidiaries and, in Parent’s reasonable judgment, are necessary or desirable to complete the Arrangement, shall have been obtained or concluded, or in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Parent, acting reasonably.